Exhibit 10.4

AGREEMENT FOR SALE AND PURCHASE OF MEMBERSHIP INTERESTS

By and Between

CIMS LIMITED PARTNERSHIP,

an Illinois limited partnership

(“Seller”)

and

DND HOTEL JV PTE LTD,

a company formed under the laws of Singapore

(“Purchaser”)

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-ii-

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TABLE OF CONTENTS

Exhibit A:	Land
Exhibit B:	Excluded Assets
Exhibit C:	Hotel Contracts
Exhibit D:	Space Leases
Exhibit E:	Pending or Threatened Litigation & Proceedings
Exhibit F:	Notices of Violation
Exhibit G:	Form of Assignment of Membership Interests
Exhibit H:	Form of Charter and Bylaws
Exhibit I:	Certain Changes
Exhibit J:	Form of Estoppel
Exhibit K:	Form of Limited Liability Company Operating Agreement
Exhibit L:	Form of Certification of Non-Foreign Status
Exhibit M:	Asset Management Agreement
Exhibit N-1:	Purchaser’s Certificate
Exhibit N-2:	Seller’s Certificate
Exhibit O:	List of Environmental Reports
Exhibit P:	Reserved
Exhibit Q:	Scheduled Encumbrances

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Exhibit 10.4

AGREEMENT FOR SALE AND PURCHASE OF MEMBERSHIP INTERESTS

THIS AGREEMENT FOR SALE AND PURCHASE OF MEMBERSHIP INTERESTS (this “Agreement”) is made this 29th day of May, 2007 (the “Effective Date”), by and between CIMS LIMITED PARTNERSHIP, an Illinois limited partnership (“Seller”), and DND HOTEL JV PTE LTD, a company formed under the laws of Singapore (“Purchaser”).

RECITALS:

A. Seller owns all of the membership interests in Seller Mezz II; Seller Mezz II owns all of the membership interests in Seller Mezz I; Seller Mezz I owns all of the membership interests in Owner; and Owner owns the fee interest in the Land, the improvements and buildings on the Land and related amenities, commonly referred to as the Intercontinental Chicago (the “Hotel”).

B. Seller desires to sell, and Purchaser desires to purchase, the Purchaser Prorata Share of the Membership Interests (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants, and conditions contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS AND REFERENCES

1.01 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

Accountants: Shall have the meaning given such term in Section 7.06.

Account Cash: The balances of all cash and securities and other instruments held by Owner, Operating Lessee or by Manager for the benefit of Owner, Operating Lessee or the Property (including but not limited to any sums held in reserve by Owner’s lenders) and deposited, held, or contained in any account, bank, or vault, except for Cash-On-Hand and Deposits.

Accounts Payable: Shall mean all accounts payable with regard to the Hotel prior to the Cut-Off Time.

Accounts Receivable: All accounts receivable with regard to the Hotel as of the Cut-off Time whether or not a bill or statement has been presented to the person owing such amount except for amounts owing by guests that are in occupancy at the Cut-off Time and amounts owing relating to functions which are in progress as of the Cut-off Time.

Additional Exceptions: Shall have the meaning given to it in Section 4.08 hereof.

Additional Permitted Objections: Shall have the meaning given to it in Section 4.08.

Affiliate: With respect to a specific entity, any natural person or any firm, corporation, partnership, association, trust, or other entity which, directly or indirectly, controls or is under common control with the subject entity, and with respect to any specific entity or person, any firm, corporation, partnership, association, trust, or other entity which is controlled by the subject entity or person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, whether through the ownership of voting securities, by contract, or otherwise.

Agreement: This Agreement for Sale and Purchase of Membership Interests, including the Exhibits and schedules which are attached hereto and made a part hereof.

Allocated Equity Value: Shall mean the sum of (i) that portion of the Combined Purchase Price allocated to the transactions contemplated by this Agreement as agreed by the parties, divided by .49, and (ii) the expenses incurred for survey, title, insurance, any transfer taxes, and escrow fees described in Section 6.04 of this Agreement, and the costs to place the financing in connection with the Property as contemplated by this Agreement, as such expenses and costs are determined by the board of directors of Seller Mezz II.

Bookings: Contracts, agreements or reservations for the use or occupancy of guest rooms and meeting and banquet or other facilities of the Hotel on or off site.

Business Day or Business Days: Shall have the meaning given such terms in Section 14.01 hereof.

Cash-On-Hand: Any and all till money and house banks, and all checks, travelers’ checks, and bank drafts paid by guests of the Hotel and located at the Property, specifically excluding, however, all Account Cash and Deposits.

Charter and Bylaws: Shall have the meaning given to it in Article XVIII.

City: The City of Chicago.

Claims Notice: Shall have the meaning given to it in Section 17.04.

Closing: The consummation of the transactions contemplated by this Agreement.

Closing Certificates: The Purchaser’s Closing Certificate and the Seller’s Closing Certificate.

Closing Date: The date of the Closing, subject to the terms and conditions of Section 6.01 hereof.

Closing Financing: Shall mean the secured financing relating to the Property and the “Property” as defined in the Other Agreement that Seller and Other Seller elect to leave or have in place at Closing, whether it be the Existing Financing, an increase or modification thereof, or new financing, provided in any event such financing shall be in the aggregate principal amount of approximately $292,500,000 in connection with both such properties.

Combined Purchase Price: Shall have the meaning given to it in Section 3.01.

Compensation: The salaries and wages, incentive compensation, vacation pay, sick pay, personal days, severance pay paid to, or accrued for the benefit of, any current or former Employee (whether or not vested), employer’s contributions under F.I.C.A., unemployment compensation, workmen’s compensation or other employment taxes, payments payable or accrued with respect to Employee Benefit Plans, fringe benefits, COBRA rights, or other benefits owing or accrued to any current or former Employee pursuant to Employment Contracts or otherwise.

Consumables: All food and beverages (alcoholic and non-alcoholic); engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, which are on hand on the date of this Agreement subject to such depletion and restocking as shall occur and be made in the normal course of business but in accordance with Present Standards, excluding, however, (i) Operating Equipment and Supplies, Inventory, and Fixtures and Tangible Personal Property; and (ii) all items of personal property owned by guests or tenants other than Owner, Manager or any Affiliate of Owner or Manager, unless denominated as an Excluded Asset under this Agreement.

Cooperating Party: Shall have the meaning given to it in Section 14.01.

Cut-off Time: 11:59 P.M. on the date prior to the Closing Date.

Default Notice. Shall have the meaning given to it in Section 17.02.

Deposits: All deposits under or with respect to Bookings, whether in cash or otherwise.

Documents: All plans, specifications, drawings, blueprints, surveys (including, if available, “as-builts”), environmental reports, and other documents in Owner’s or Manager’s possession or control that relate to the design, construction, management, use, leasing, maintenance, service or operation of the Property, excluding the Management Agreement and Space Leases.

Due Diligence: Shall have the meaning given to it in Section 4.01.

Earnest Money: Shall have the meaning given to it in Section 3.01(a).

Earnest Money Escrow Account: Shall have the meaning given to it in Section 16.02.

Effective Date: Shall have the meaning given to it in the first paragraph of this Agreement.

Electing Party: Shall have the meaning given to it in Section 14.01.

Employee(s): Any and all persons employed by Seller, Seller Mezz II, Seller Mezz I, Owner, Operating Lessee, Manager, or any Affiliate of any of the forgoing, whether pursuant to Employment Contracts or otherwise, and providing services to the Hotel or any portion of the Property.

Employee Benefit Plans: All employee benefit plans, as that term is defined in ERISA, and each other employee benefit plan or program (including welfare benefit plans as defined in Section 3(1) of ERISA) to which contributions are made on behalf of any of the Employees.

Employment Contract(s): Those contracts and agreements, “at will”, oral or written, with all or any of the executives, staff, and other Employees for work in or in connection with the Hotel or any portion of the Property including, but not limited to, individual employment agreements, employee handbooks, and the like, involving compensation of more than $150,000 annually for any one person.

Environmental Laws: Shall mean all laws and regulations relating to protection of human health or the environment or to the presence, handling, use, transportation, storage, or disposal of Hazardous Substances, including the Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. and similar state laws and regulations designed to protect human health and the environment.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate of Owner: Any of Owner’s subsidiaries and all employers (whether or not incorporated) that would be treated together with the Owner as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of the Owner being or having been a general partner of any such employer, since September 2, 1974.

Escrow: The escrow, if any, created for the purpose of facilitating the transactions contemplated by this Agreement pursuant to the Escrow Instructions.

Escrow Company: First American Title Insurance Company.

Escrow Instructions: The escrow instructions, if any, to be executed and delivered by the parties (or their respective attorneys who are hereby authorized by the parties to execute same) and the Escrow Company, as escrowee in connection with the Escrow.

Estoppel Certificate: The estoppel certificate from Manager described in Section 4.09.

Excluded Assets: Those assets listed on Exhibit “B” to this Agreement.

Excluded Permits: Those permits and licenses required for the ownership and operation of the Hotel which, under applicable law, are nontransferable.

Existing Financing: Shall mean the secured financing in effect in respect of the Property on the Effective Date secured by the mortgage or deed of trust described in the Title Commitment.

Existing Survey: Shall mean that certain ALTA/ACSM Land Title Survey dated May 3, 2007 and prepared by Millman Surveying, Inc. under File No. 11065.

Final Closing Statement: The Final Closing Statement required under Section 7.06.

Fixtures and Tangible Personal Property: All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, apparatus, signage, appliances, draperies, art work, carpeting, keys, computer hardware and equipment, and IT hardware systems, reservations terminals, building materials, telephones and other communication equipment, copiers, facsimile machines, postal machines, televisions, signs, vacuum cleaners, video equipment and other articles of tangible personal property now or at the time of Closing located on the Real Property or used or usable in connection with any part of the Hotel, subject to such depletions, resupplies, substitutions, and replacements as shall occur and be made in the normal course of business but in accordance with Present Standards excluding, however: (i) Consumables; (ii) Operating Equipment and Supplies; (iii) equipment and property leased pursuant to Hotel Contracts; (iv) property owned by guest(s) or tenants other than Owner, Manager, or any Affiliate of Owner or Manager, unless denominated as an Excluded Asset; (v) Improvements; and (vi) Inventory.

Hazardous Substance: Shall mean any substance, material or waste which is regulated, or governed by any Environmental Law, including without limitation (a) any substance, material or waste defined, used or listed as “hazardous waste”, “extremely hazardous waste”, “restricted hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance” or similar or related term as defined, used or listed in any Environmental Laws, (b) any asbestos or asbestos containing materials, (c) any underground storage tanks or similar facilities, (d) petroleum, petroleum-based substances or polychlorinated biphenyl, (e) oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel, (f) toxic mold, fungus or other hazardous biological materials, (i) lead paint, and (j) radon.

Hotel: Shall have the meaning given to it in Recital A.

Hotel Contracts: Those service contracts, maintenance contracts, purchase orders, leases and all other contracts or agreements, including agreement relating to heating and cooling equipment and/or mechanical equipment, equipment leases capitalized for accounting purposes, vehicle leases and agreements, vending agreements, royalty or music licensing agreements, television and telecommunications agreements, and any amendments thereto, with respect to the ownership, maintenance, operation, provisioning, or equipping of the Hotel, or any of the Property, as well as written warranties and guaranties relating thereto, if any, including but not limited to those listed on Exhibit “C”, but exclusive, however, of (i) insurance policies, (ii) the Bookings, (iii) the Employment Contracts, (iv) the Employee Benefit Plans; (v) the Management Agreement, and (vi) the Space Leases.

Improvements: The buildings, structures (surface and sub-surface), and other improvements, including such fixtures as shall constitute real property, located on the Land.

Indemnified Parties: Shall have the meaning given to it in Section 4.05.

Indemnitees: A party’s Affiliates and its and their direct and indirect partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, and other agents.

Inventory: All articles of personal property now located on the Real Property for resale, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business, but in accordance with Present Standards including, without limitation, any inventory held for sale in any gift shop or newsstand operated by Seller or Manager, but excluding, however: (i) Fixtures and Tangible Personal Property; (ii) Operating Equipment and Supplies; (iii) equipment and property leased pursuant to Hotel Contracts; (iv) property owned by guests, Employees, or other persons (other than Owner or any Affiliate of Owner, unless denominated as an Excluded Asset) furnishing goods or services to the Hotel; and (v) Improvements.

IRS: The Internal Revenue Service.

Land: The tract or parcel of land situated in Cook County, Illinois, more particularly described on Exhibit “A” attached hereto and made a part hereof, together with all and singular the Owner’s interest in all rights and appurtenances pertaining to such property, including, without limitation, (i) easements and rights of way; (ii) licenses and other privileges; (iii) rights in and to land underlying adjacent highways, streets and other public rights of way and rights of access thereto; (iv) rights in and to strips and gores of land within or adjoining any such tract or parcel; (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel; (vi) rights to utility connections and hook ups; (vii) water rights; (viii) riparian rights; (ix) subject to the limitations herein, all right, title and interest of Owner in and to any unpaid award or payment which may now or hereafter be payable in respect of any taking by condemnation and all right, title and interest of Owner in and to any unpaid award for damage to the Land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to such land and all strips and gores adjoining and adjacent to such land; and (x) any other transferable rights which Owner may have in or with respect to land adjoining any such tract or parcel (including adjacent streets, alleys and rights of way and any land which is separated from any such tract or parcel only by public alley, street, or other right of way).

Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions, and requirements of all governments and governmental authorities having jurisdiction over Seller, Seller Mezz II, the Property, the Hotel (including, for purposes of this Agreement, any local Board of Fire Underwriters), or the operation of the Hotel.

Liabilities: All liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including, without limitation, response and/or remedial costs), damages and expenses including, without limitation, those asserted by any Federal, state or local governmental or quasi-governmental agency, third party, or former or present Employees, including reasonable attorneys’, consultants’ and expert witness fees and expenses.

Liquor Assets: Shall mean the Liquor Licenses, Liquor Inventory, and Liquor Personalty, collectively

Liquor Inventory: Shall mean all alcoholic beverages on hand at the Hotel on the Effective Date, whether issued to the food and beverage department or held in reserve storage, subject to such depletion and resupply as shall occur and be made in the normal course of business and consistent with Past Practices.

Liquor Licenses: Any and all licenses and permits required by the City of Chicago, County of Cook, the State of Illinois, and any other applicable governmental authorities used in connection with the sale and/or consumption of alcoholic beverages at the Hotel.

Liquor Personalty: Shall mean all fixtures, furnishings, equipment, glassware and other expendable items, and other personal property used in the sale of alcoholic beverages on hand at the Hotel on the Effective Date, whether issued to the food and beverage department or held in reserve storage, subject to such depletion and resupplies as shall occur and be made in the normal course of business, exclusive, however, of the Liquor Inventory.

Management Agreement: That certain Management Agreement dated as of April 1, 2005 between Operating Lessee, as assignee, and Manager.

Manager: IHG Management (Maryland), a Maryland limited liability company.

Mark(s): Service marks, copyrighted identifying materials, tradenames, trademarks, logos and copyrights.

Membership Interests: All the membership interests in Seller Mezz II.

Miscellaneous Hotel Assets: All contract rights, leases, concessions, Marks, goodwill, telephone numbers, assignable warranties, computer software, telecommunications and information technology systems and other items of intangible personal property relating to the ownership or operation of, or used in connection with, the Hotel and/or the Property, including specifically, without limitation, credit records, promotional literature, packaging materials, sales brochures, video tapes, sales manuals, customer lists, sales files and the information contained in any automated sales system maintained by Owner or Manager, but such term shall not include (i) Bookings; (ii) Hotel Contracts; (iii) the Management Agreement; (iv) Permits; (v) the Liquor Assets; (vi) Cash-On-Hand or Account Cash; (vii) Deposits; (viii) Accounts Receivable; (ix) books and records (except as provided in Section 14.01); (x) refunds, rebates, or other claims, or any interest thereon, for periods or events occurring prior to the Cut-off Time; or (xi) the “Intercontinental” name, logo or trademark; except to the extent that Seller receives a credit on the Closing Statement for any such item or matter, and except to the extent owned by Manager, tenants under Space Leases and guests of the Hotel.

New Operating Lessee: Shall have the meaning given to it in Article XVIII.

Notice and Notices: Shall have the meanings given to them n Section 13.01.

Obligations: All payments required to be made and all representations, warranties, covenants, agreements, and commitments required to be performed under the provisions of this Agreement by Seller or Purchaser, as applicable.

OFAC: Shall have the meaning given to it in Section 5.01.

Operating Agreement: Shall have the meaning given to it in Article XVIII.

Operating Equipment and Supplies: All china, glassware, linens, silverware, and uniforms, engineering, maintenance, and housekeeping supplies, including, without limitation, soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, whether in use or held in reserve storage for future use, in connection with the operation of the Hotel, which are on hand on the date of this Agreement subject to such depletion and restocking as shall be made in the normal course of business but in accordance with Present Standards.

Operating Lease: That certain Lease dated April 1, 2005 between Owner and Operating Lessee, as assignee, pursuant to which Owner leased the Property to Operating Lessee.

Operating Lessee: DTRS Intercontinental Chicago, LLC, a Delaware limited liability company and an affiliate of Seller.

Other Agreement: That certain Agreement for Sale and Purchase of Membership Interests between Strategic Hotel Funding, L.L.C., and Purchaser, relating to the LaJolla Hyatt hotel located in San Diego, California, as amended.

Other Seller: The seller under the Other Agreement.

Owner: SHC Michigan Avenue, LLC, a Delaware limited liability company.

Owner’s Affidavit: Shall have the meaning given to it in Section 4.07.

Permit Consents: Shall have the meanings given to them in Section 8.01.

Permits: All licenses, franchises, and permits, certificates (including certificates of occupancy), authorizations, and approvals used in or relating to the construction, ownership, occupancy, or operation of any part of the Property, including, without limitation, those necessary for the sale and on-premises consumption of food, together with any deposits made by Owner or for the benefit of Owner thereunder.

Personal Property: All of the Property other than the Real Property.

Post Closing Obligations: Shall have the meaning given to it in Section 17.04.

Preliminary Closing Statement: The Preliminary Closing Statement required by Section 7.06.

Present Standards: The standards to which Owner and the Manager have generally operated and maintained the Hotel during the period prior to the execution of this Agreement, consistent in all events with the requirements of the Management Agreement and all Legal Requirements.

Property: (i) The Real Property; (ii) the Fixtures and Tangible Personal Property; (iii) the Operating Equipment and Supplies; (iv) the Consumables; (v) the Hotel Contracts, the Documents, the Space Leases, the Miscellaneous Hotel Assets and the Permits (other than Excluded Permits); (vi) the Inventory; (vii) the Bookings; (viii) the Deposits; (ix) the Accounts Receivable; and (x) Cash-On-Hand or Account Cash; provided, however, that Property shall not include the Excluded Assets.

Property Taxes: Shall have the meaning given to it in Section 7.01.

Proratable Compensation: Compensation exclusive of severance pay and Employee Benefit Plans.

Purchaser Default: Shall have the meaning given to it in Section 17.01.

Purchaser Property Interest: Shall have the meaning given to it in Section 2.01.

Purchaser Prorata Share: Forty-nine percent (49%).

Purchaser’s Closing Certificate: A certificate executed by Purchaser stating that the representations and warranties made by Purchaser in this Agreement are true in all material respects as of the Closing Date in the form attached hereto as Exhibit “N-1”.

Qualifying Receivables: Guest ledger receivables for guests remaining in the Hotel on the Closing Date, and amounts owing relating to functions which are in progress as of the Cut-off Time.

Real Property: The Land together with the Improvements located on the Land.

Restructured Parent: Shall have the meaning given to it in Article XVIII.

Restructuring: Shall have the meaning given to it in Article XVIII.

Scheduled Encumbrances: The encumbrances listed on Exhibit “Q” attached hereto.

Seller Mezz: Shall have the meaning given to it in Article XVIII.

Seller Mezz I: SHC Michigan Avenue Mezzanine I, LLC, a Delaware limited liability company.

Seller Mezz II: SHC Michigan Avenue Mezzanine II, LLC, a Delaware limited liability company.

Seller Prorata Share: Fifty-one percent (51%).

Seller’s Closing Certificate: A certificate executed by Seller stating that the representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the Closing Date in the form attached hereto as Exhibit “N-2”, except for changes in Exhibit “C” or “D” which occur in accordance with Section 10.01 and changes in Exhibits “E” or “F” that could not reasonably be expected to have a material adverse effect on the Hotel or the Property or the value or operation thereof, or which could not reasonably be expected to materially interfere with Seller’s, Operating Lessee’s or Purchaser’s ability to execute or perform its Obligations under this Agreement.

Space Lessees: Tenants under Space Leases.

Space Leases: All leases, subleases, licenses, concessions, and other agreements for the use or occupancy of any portion of the Real Property (including any guarantee with respect to any obligation thereunder and all security and other deposits held by or on behalf of Owner or Operating Lessee, all lease files and all tenant payment history documentation) excluding, however, Bookings and the Operating Lease.

Survival Period: Shall have the meaning given to it in Section 17.04.

Taxes: Taxes means all taxes, however denominated, including any interest, penalties, fees, charges, levies, assessments or additions to taxes of any kind whatsoever that may become payable in respect thereof, imposed by any governmental or taxing authority, which taxes shall include, but not be limited to, all income, gross receipts, ad valorem, payroll, employee, withholding (on amounts paid by or to the relevant party), employment, unemployment, disability, windfall profit, escheat, custom, duty, impact, hospital, health, profits, paid up capital, transfer, severance, environmental (including taxes under 59A of the Code), greenmail, licenses, value added, capital, insurance, social security, sales and use, leasing, occupation, excise, franchise, add-on minimum, net worth, service, real and personal property, stamp, premium and workers’ compensation Taxes.

Tax Return: Tax Return means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any governmental authority or taxing authority with respect to Taxes.

Title Commitment: Shall have the meaning given to it in Section 4.06.

Title Company: First American Title Insurance Company.

Title Policy: An extended coverage ALTA Owner’s Title Insurance Policy, Form B 1992 (with deletion of the creditors’ rights exclusion) issued by the Title Company pursuant to the Title Commitment, with the coverages described in the Title Commitment as updated under Section 4.08 and with such endorsements reasonably requested by Purchaser (provided the Title Company’s agreement to issue any such requested endorsement shall not be a condition to Purchaser’s obligation to close) or required pursuant to the terms hereof, in favor of Owner and in the amount of $450,000,000 combined for the Real Property and the Real Property subject to the Other Agreement insuring good and indefeasible fee simple title of the Real Property to be vested in Owner, subject only to the Scheduled Encumbrances.

Transaction Consents: Shall have the meanings given to them in Section 8.01.

Transfer: Shall have the meaning given to it in Section 14.01.

Unopened Consumable Inventory: The Consumables, Operating Equipment and Supplies, and Inventory to the extent contained in unopened crates, cases or containers on the Closing Date.

1.02 References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement. The words “hereby”, “hereof”, “herein”, “hereto”, “hereunder”, “hereinafter”, and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. Captions are for convenience only and shall not be used to construe the meaning of any part of this Agreement.

ARTICLE II

SALE AND PURCHASE; “AS-IS”, “WHERE-IS” SALE

2.01 Sale and Purchase. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Purchaser Prorata Share of the Membership Interests (the “Purchaser Property Interest”), free from any liens or encumbrances, on the terms and subject to the conditions of this Agreement, it being understood that Seller is retaining the Seller Prorata Share of the Membership Interests.

2.02 As-is, Where-is.

(a) Purchaser represents that by reason of its business and financial experience and the business and financial experience of those persons retained by Purchaser to advise it with respect to its investment in the Property, Purchaser has sufficient knowledge, sophistication, and experience in business and financial matters to evaluate the merits and risks of the prospective investment. Purchaser has had an adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals. Purchaser represents, warrants, and agrees that, except for the representations and warranties expressly set forth in Section 5.01 hereof or in any document or certificate executed by or on behalf of Seller pursuant to the terms of this Agreement and/or delivered by or on behalf of Seller at or in connection with the Closing, Purchaser is relying on its own inspections, examinations, and investigations in making the decision to purchase the Purchaser Property Interest, and an indirect interest in the Property.

(b) Except for the representations and warranties expressly set forth in Section 5.01 hereof or in any other document or certificate delivered pursuant to the terms of this Agreement and/or delivered by or on behalf of Seller at or in connection with the Closing, Purchaser has not relied, and is not relying, upon any information, documents, sales brochures, or other literature, maps or sketches, projections, proformas, statements, representations, guaranties, or warranties (whether express or implied, oral or written, material or immaterial) that may have been given or made by or on behalf of Seller or in respect of the Property.

(c) Except for the representations and warranties expressly set forth in Section 5.01 hereof and/or in any other document or certificate executed and delivered by or on behalf of Seller pursuant to the terms of this Agreement and/or delivered by or on behalf of Seller at or in connection with Closing, Purchaser is not relying and has not relied on Seller or any of its Affiliates respective officers, members, partners, directors, shareholders, agents, attorneys, employees, or representatives as to (i) the quality, nature, adequacy, or physical condition of the Property including, but not limited to, the structural elements, foundations, roofs, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property or any portion of the Property, (ii) the quality, nature, adequacy, or physical condition of soils or the existence of ground water which comprise a part of the Real Property, (iii) the existence, quality, nature, adequacy, or physical condition of any utility serving the Real Property, (iv) the ad valorem taxes now or hereafter payable on the Property or the valuation of the Property for ad valorem tax purposes, (v) the development potential of the Real Property or the habitability, merchantability or fitness, suitability, or adequacy of the Property or any portion thereof for any particular use or purpose, (vi) the zoning or other legal status of any portion of the Property, (vii) the compliance by the Property, or any portion of the Property, or the operations conducted on or at the Property, with any Legal Requirements or other covenants, conditions, or restrictions, (viii) the quality of any labor or materials relating in any manner to the Property, or (ix) except as otherwise expressly provided in this Agreement, the condition of title to the Property or the nature, status, and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting title to the Property.

(d) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF AND/OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY OR ON BEHALF OF SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT AND/OR DELIVERED BY OR ON BEHALF OF SELLER AT OR IN CONNECTION WITH THE CLOSING, THE SALE AND CONVEYANCE BY OR ON BEHALF OF SELLER TO PURCHASER OF THE PURCHASER PROPERTY INTEREST AND INDIRECT INTEREST IN THE PROPERTY WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01

HEREOF OR IN ANY OTHER DOCUMENT OR CERTIFICATE DELIVERED PURSUANT TO THE TERMS OF THIS AGREEMENT AND/OR DELIVERED BY OR ON BEHALF OF SELLER AT OR IN CONNECTION WITH THE CLOSING, THE SOLE PERIL AND RISK OF EVICTION OF OWNER WITH RESPECT TO THE REAL PROPERTY SHALL BE ASSUMED BY PURCHASER, BUT WITH ALL OF THE RIGHTS AND ACTIONS OF WARRANTY WHICH OWNER HAS OR MAY HAVE AGAINST ALL PRECEDING OWNERS OR SELLERS; IT BEING UNDERSTOOD THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF OR IN ANY OTHER DOCUMENT OR CERTIFICATE DELIVERED PURSUANT TO THE TERMS OF THIS AGREEMENT AND/OR DELIVERED BY OR ON BEHALF OF SELLER AT OR IN CONNECTION WITH THE CLOSING, PURCHASER WILL TAKE THE PURCHASER PROPERTY INTEREST AND INDIRECT INTEREST IN THE PROPERTY “AS IS” AND “WHERE IS.”

(e) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY OR ON BEHALF OF SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT AND/OR DELIVERED BY OR ON BEHALF OF SELLER AT OR IN CONNECTION WITH THE CLOSING, PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASER PROPERTY INTEREST AND INDIRECT INTEREST IN THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE (EXCEPT AS TO SELLER’S OWNERSHIP OF THE PURCHASER PROPERTY INTEREST TO BE TRANSFERRED TO PURCHASER), ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY MATERIALS, DATA, OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF. UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY OR ON BEHALF OF SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT AND/OR DELIVERED BY OR ON BEHALF OF SELLER AT OR IN CONNECTION WITH THE CLOSING, ALL SUCH WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY PURCHASER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF AND/OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY OR ON BEHALF OF SELLER PURSUANT TO THE

TERMS OF THIS AGREEMENT AND/OR DELIVERED BY OR ON BEHALF OF SELLER AT OR IN CONNECTION WITH THE CLOSING, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING OR RELATING TO THE PURCHASER PROPERTY INTEREST OR THE PROPERTY MADE OR FURNISHED BY ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. PURCHASER FURTHER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT IN SELECTING TO ACQUIRE THE PURCHASER PROPERTY INTEREST AND INDIRECT INTEREST IN THE PROPERTY.

(f) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.01 HEREOF OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY OR ON BEHALF OF SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO (A) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCE OR (B) ABSENCE OF ANY CLAIMS, WHETHER ASSERTED OR UNASSERTED, WITH RESPECT TO COMPLIANCE WITH ENVIRONMENTAL LAWS OR ENVIRONMENTAL CONDITIONS AT THE PROPERTY. UNLESS SUCH CLAIM ARISES PURSUANT TO THE TERMS OF SECTION 5.01 OF THIS AGREEMENT, PURCHASER RELEASES SELLER FROM ANY AND ALL CLAIMS PURCHASER MAY HAVE AGAINST SELLER OF WHATEVER KIND OR NATURE NOW OR HEREAFTER RESULTING FROM OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY AND ALL CLAIMS PURCHASER MAY HAVE AGAINST SELLER UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, 42 U.S.C. §9601 ET SEQ., AS AMENDED OR REAUTHORIZED, ANY ILLINOIS EQUIVALENT, OR ANY OTHER ENVIRONMENTAL LAW OR COMMON LAW, PROVIDED, THAT NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT OWNER MAY HAVE AGAINST OWNER’S PREDECESSORS IN TITLE OR ANY OTHER PARTY UNDER APPLICABLE LAW.

(g) MOLD OCCURS NATURALLY IN ALMOST ALL INDOOR ENVIRONMENTS. MOLD SPORES MAY ALSO ENTER A STRUCTURE THROUGH OPEN DOORWAYS, WINDOWS OR A VARIETY OF OTHER SOURCES. PURCHASER ACKNOWLEDGES THAT THE IMPROVEMENTS ARE LOCATED IN A CLIMATE WHICH IS CONDUCIVE TO THE GROWTH OF MOLD AND/OR MILDEW, AND THAT IT IS NECESSARY TO PROVIDE ONGOING PROPER VENTILATION AND DEHUMIDIFICATION OF THE IMPROVEMENTS TO RETARD OR PREVENT THE GROWTH OF MOLD AND/OR MILDEW. MOLD AND/OR MILDEW MAY BE PRESENT DURING OR AFTER CONSTRUCTION IN THE INDOOR AIR AND/OR ON THE INTERIOR SURFACES OF THE IMPROVEMENTS, INCLUDING, BUT NOT LIMITED TO, WALL

CAVITIES, ATTICS, WINDOWS AND/OR ON THE EXTERIOR SURFACES OF THE IMPROVEMENTS OR ANY PART THEREOF. PURCHASER AND SELLER HEREBY SPECIFICALLY AGREE THAT, EXCEPT AS MAY BE OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, SELLER SHALL NOT BE RESPONSIBLE FOR THE PREVENTION OF MOLD AND/OR MILDEW OR ANY DAMAGE, PERSONAL INJURY, LOSS OF INCOME, EMOTIONAL DISTRESS, DEATH, LOSS OF USE, DIMINUTION OR LOSS OF VALUE OF THE PURCHASER PROPERTY INTEREST OR PROPERTY, ECONOMIC DAMAGES, PROPERTY DAMAGE, PERSONAL INJURY, OR ADVERSE HEALTH EFFECTS RELATING TO, ARISING FROM, RESULTING FROM OR CAUSED BY MOLD AND/OR MILDEW ACCUMULATION REGARDLESS OF THE CAUSE OF SAID MOLD AND/OR MILDEW.

(h) NEITHER PURCHASER NOR SELLER SHALL BE LIABLE FOR ANY SPECULATIVE PROFITS, OR SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT (EXCEPT FOR THE TORT OF FRAUD), OR NEGLIGENCE OR IN ANY OTHER MANNER ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(i) PURCHASER HEREBY RELEASES SELLER FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN OR UNDER THE PROPERTY, AND PURCHASER WILL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF, EXCEPT TO THE EXTENT OF A BREACH OF ANY OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF OR IN ANY DOCUMENT OR CERTIFICATE EXECUTED BY OR ON BEHALF OF SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT PROVIDED, THAT: (A) NO RELEASE IS INTENDED WITH RESPECT TO ANY RIGHTS IT MAY HAVE ARISING FROM CLAIMS THAT OWNER MAY HAVE AGAINST OWNER’S PREDECESSORS IN TITLE OR ANY OTHER PARTY UNDER APPLICABLE LAW; AND (B) PURCHASER DOES NOT SO RELEASE ANY RIGHTS IT MAY HAVE ARISING FROM ITS INDIRECT INTEREST THROUGH OWNER IN ANY CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES TO THE EXTENT, AND ONLY TO THE EXTENT, THAT OWNER ACTUALLY RECEIVES INSURANCE PROCEEDS, REIMBURSEMENT OR OTHER COMPENSATION WITH RESPECT TO THE CONDITION GIVING RISE TO SUCH CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES OR SUCH CLAIM IS COVERED BY OWNER’S LIABILITY INSURANCE.

(j) SELLER HEREBY RELEASES PURCHASER FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH SELLER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO

THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN OR UNDER THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS SUBSTANCE, AND ANY AND ALL CLAIMS SELLER MAY HAVE AGAINST PURCHASER UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, 42 U.S.C. §9601 ET SEQ., AS AMENDED OR REAUTHORIZED, ANY ILLINOIS EQUIVALENT, OR ANY OTHER ENVIRONMENTAL LAW OR COMMON LAW (PROVIDED, THAT NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT SELLER MAY HAVE AGAINST ANY OF OWNER’S PREDECESSORS IN TITLE UNDER APPLICABLE LAW), AND SELLER WILL NOT LOOK TO PURCHASER OR ANY PURCHASER RELATED PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF, PROVIDED, THAT: (A) NO RELEASE IS INTENDED WITH RESPECT TO CLAIMS THAT OWNER MAY HAVE AGAINST OWNER’S PREDECESSORS IN TITLE UNDER APPLICABLE LAW; (B) SELLER DOES NOT SO RELEASE ITS INDIRECT INTEREST THROUGH OWNER IN ANY CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES TO THE EXTENT, AND ONLY TO THE EXTENT, THAT OWNER ACTUALLY RECEIVES INSURANCE PROCEEDS, REIMBURSEMENT OR OTHER COMPENSATION WITH RESPECT TO THE CONDITION GIVING RISE TO SUCH CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES OR SUCH CLAIM IS COVERED BY OWNER’S LIABILITY INSURANCE; AND (C) SELLER DOES NOT SO RELEASE PURCHASER FROM ANY CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES ARISING FROM PURCHASER’S ACTIVITIES PURSUANT TO ANY PROPERTY ACCESS AGREEMENT, AND TO THE EXTENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS PROVISIONS OF THIS SECTION 2.02(j) AND THE TERMS AND PROVISIONS OF ANY PROPERTY ACCESS AGREEMENT, THE TERMS AND PROVISIONS OF THE PROPERTY ACCESS AGREEMENT SHALL CONTROL TO THE EXTENT NECESSARY TO RESOLVE SUCH CONFLICT OR INCONSISTENCY.

(k) PURCHASER AND SELLER FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND SELLER, AND EXPLAINED IN DETAIL, AND THAT PURCHASER AND SELLER HAVE VOLUNTARILY AND KNOWINGLY CONSENTED TO THE FOREGOING WAIVERS.

Seller’s Initials	Purchaser’s Initials

RTM	PAS/MC

(l) PURCHASER AND SELLER FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING RELEASES WILL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF THEIR EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND STRICT LIABILITY CLAIMS. THE FOREGOING RELEASES INCLUDE CLAIMS OF WHICH BOTH PARTIES ARE

PRESENTLY UNAWARE OR WHICH BOTH PARTIES DO NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER OR SELLER WOULD MATERIALLY AFFECT PURCHASER’S RELEASE TO SELLER AND SELLER’S RELEASE TO PURCHASER, RESPECTIVELY. PURCHASER AND SELLER EACH SPECIFICALLY WAIVES THE PROVISIONS OF ANY CIVIL CODE WHICH PROVIDES THAT:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

Seller’s Initials	Purchaser’s Initials

RTM	PAS/MC

ARTICLE III

PURCHASE PRICE

3.01 Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller at the Closing hereunder, and to be paid for the purchase pursuant to the Other Agreement by the Purchaser, shall be Two Hundred Twenty Million Five Hundred Thousand Dollars ($220,500,000), plus or minus prorations and adjustments as provided in this Agreement and pursuant to the Other Agreement (as so adjusted, the “Combined Purchase Price”). The Combined Purchase Price shall be payable by Purchaser as follows:

(a) Within ten (10) business days of the Effective Date, Purchaser shall deposit with the Escrow Company, as escrow agent, the amount of Five Million Dollars ($5,000,000), by a certified check or wire transfer of immediately available United States of America funds as an aggregate earnest money deposit in respect of this Agreement and the Other Agreement (together with interest earned thereon, the “Earnest Money”).

(b) On or before 10:00 a.m. Eastern Time on the Closing Date, Purchaser shall pay to the Escrow Agent the balance of the Combined Purchase Price in cash by certified check or wire transfer of immediately available United States of America funds to the Escrow Company, as escrow agent, in accordance with the terms and conditions of this Agreement and the Other Agreement. Purchaser shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Earnest Money. For those purposes, Purchaser will execute and provide a Form W-8-EXP.

3.02 Earnest Money Escrow Agreement. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the terms of this Agreement and the Other Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions of this Agreement and the Other Agreement. If the sale of the Purchaser Property Interest is consummated in accordance with the terms of this Agreement and the Other Agreement, the Earnest Money shall be applied to the Combined Purchase Price to be paid by Purchaser at the Closing. In the event of a default under this Agreement or the Other Agreement by Purchaser, Seller, or Other Seller, or the termination of this Agreement or the Other Agreement in accordance with their terms, the Earnest Money shall be applied as provided in this Agreement and the Other Agreement.

ARTICLE IV

INSPECTIONS

4.01 Inspections. Purchaser has heretofore been permitted to conduct its investigations of the Property and Purchaser shall have no right to terminate this Agreement by reason of its dissatisfaction with any Due Diligence pursuant to this Article IV conducted before or after the Effective Date, except as expressly set forth in this Agreement. Nonetheless, at any time prior to the Closing Date, Purchaser and its representatives shall be permitted to make inquiries with respect to the Property and to enter upon the Property at any reasonable time and from time to time to examine, inspect, and investigate the Property as well as all records and other documentation located at the Property or maintained by Owner, Operating Lessee, or to the extent they may be made available to Purchaser, Manager relating to the Property wherever located (collectively, “Due Diligence”), and Seller shall, and shall cause the Owner and Operating Lessee to, and to the extent it has a right to do so under the Management Agreement, require Manager to, cooperate and not interfere with Purchaser in connection therewith. The Due Diligence shall be subject to the terms, conditions, and limitations set forth in this Article IV, and Purchaser’s conduct and Seller’s conduct shall be in compliance with the covenants and agreements contained in this Article IV.

4.02 Review and Inspection.

(a) Prior to Closing, Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance:

(i) Purchaser shall notify Seller in writing not less than one (1) Business Day in advance of undertaking any Due Diligence at the Property, which notification shall describe the nature of the review work to be undertaken, the estimated time and duration of the review and shall identify the parties making the review;

(ii) Purchaser shall use commercially reasonable efforts as not to unreasonably interfere in any material respect with, the Operating Lessee, Manager or the guests of the Hotel or the ongoing operations occurring at the Property;

(iii) Purchaser (or its agents or contractors) is in full compliance with the insurance requirements set forth in Section 4.05; and

(iv) any intrusive or destructive investigations shall require Seller’s prior written consent.

(b) At Seller’s election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for Due Diligence.

(c) Purchaser shall use commercially reasonable efforts to not cause or permit any mechanics’ liens, materialmen’s liens, or other liens to be filed against the Property as a result of its Due Diligence and shall promptly undertake to remove the same in the event any such lien is filed against the Property as a result of its Due Diligence.

(d) Any meetings or interviews with any Employees prior to the Closing Date must be scheduled through Richard Moreau or Ken Barrett of Seller or the general manager of the Property, on behalf of Manager, and representatives of Seller and/or Manager shall be permitted to attend any such meeting or interview.

(e) Any Due Diligence performed at the Property shall be done at Purchaser’s sole cost and expense by agents, consultants or contractors hired by Purchaser who are reasonably acceptable to Seller.

(f) Purchaser and Seller will not be required to deliver or disclose any proprietary information prepared in connection with this transaction [, i.e. internal models, budgets and projections and renovation plans].

4.03 Testing. Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground comprising the Property, including, without limitation, a Phase II environmental assessment, without (a) submitting to Seller the scope and inspections for such testing; and (b) obtaining the prior written consent of Seller for such testing, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.04 Confidentiality. Prior to Closing, Purchaser agrees and covenants with Seller not to disclose to any third party (other than employees, agents, affiliates, lenders, potential lenders, accountants, attorneys, other professionals and consultants, and potential investment sources in connection with the transactions contemplated in this Agreement) without Seller’s prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information (other than public information) obtained by Purchaser which relates to the Property, Owner, or Seller, all of which shall be used by Purchaser and its agents in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence unless Purchaser is obligated by law to make such disclosure and, to the extent possible, any information provided by Seller or its Affiliates to Purchaser shall, upon Seller’s request, be returned or delivered to Seller at Purchaser’s sole cost and expense unless such information or documentation has been destroyed or shall be retained subject to the confidentiality requirements herein and in accordance with Purchaser’s or its Affiliates’ record retention policies.

4.05 Indemnification; Insurance. Except for discovery or identification of existing Liabilities or conditions, Purchaser agrees to indemnify, protect, defend, and hold Seller, its Affiliates, and its and its Affiliates’ respective partners, trustees, beneficiaries, shareholders, members, managers, officers, directors, employees, advisors, and other agents (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, demands, actions, causes of action, suits, claims, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees, court costs, and litigation expenses) suffered or incurred by any of the Indemnified Parties as a result of or in connection with Purchaser’s inspection of the Property (including activities of any of Purchaser’s employees, consultants, contractors, or other agents relating to the Property), including, without limitation, mechanics’ liens, damage to the Property, or injury to persons or property resulting from such activities. If the Property is disturbed or altered in any material respect as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be responsible or obligated with respect to any Liabilities asserted by any Indemnified Party as described herein arising out of Purchaser’s activities at or on the Property to the extent that such Liabilities were caused by or resulted from actions, conditions or events that occurred or existed prior to the date that Purchaser entered onto the Property. Furthermore, prior to entering onto the Property for the purpose of performing any inspection or testing, Purchaser agrees to deliver to Seller (or cause its contractor or agent to deliver to Seller) evidence that Seller (or such contractor or agent) maintains sufficient insurance as reasonably determined by Seller that will benefit Seller, Owner, Manager and their Affiliates. The provisions of this Section 4.05 shall survive the Closing or termination of this Agreement.

4.06 Title and Survey. Seller has delivered to Purchaser the Existing Survey and a current title commitment issued by the Title Company covering the Real Property (the “Title Commitment”), along with copies of all instruments constituting exceptions to title listed thereto. Purchaser shall have the right to obtain, at Purchaser’s and Seller’s expense as provided herein, the Title Policy.

4.07 Conveyance of Title. At the Closing, if requested or required by the Title Company in connection with the issuance of the Title Policy, Seller shall cause Owner and Operating Lessee, as applicable, to execute an owner’s affidavit in customary form (the “Owner’s Affidavit”) and a gap undertaking; Seller, Owner and/or Purchaser (as applicable) shall execute any other documents, undertakings and agreements reasonably required by the Title Company to issue to Purchaser the Title Policy; and Seller shall exercise its rights under the Management Agreement to cause Manager to deliver any certificates or affidavits reasonably required by the Title Company.

4.08 Pre-Closing Title Defects.

(a) Purchaser may direct the Title Company to update the Title Commitment as close as possible to the Closing Date, which update shall be delivered to Seller no less than 7 Business Days prior to the Closing Date. If such update identifies any matters other than the Scheduled Encumbrances (such matters, the “Additional Exceptions”), Seller shall have three (3) Business Days from receipt of Purchaser’s notice in which to remove such Additional Exceptions (or to commit at that time to remove them at or prior to Closing). Purchaser’s objections to the Additional Exceptions (the “Additional Permitted Objections”) may not include any matter that would qualify as a Scheduled Encumbrance, and any objections shall be limited to matters:

(i) that would reasonably be expected to have a material adverse affect on the operation, use or value of the Hotel or the Property, and

(ii) that were not caused by or through Purchaser.

(b) Seller shall be obligated to use commercially reasonable efforts to remove or, to the extent acceptable to Purchaser in its reasonable discretion, insure over at or prior to Closing all Additional Permitted Objections and shall remove all Additional Permitted Objections which are liens removable by payment of an ascertainable amount. If Seller does timely so cure or remove or, to the extent acceptable to Purchaser in its reasonable discretion, insure over the Additional Permitted Objection(s), according to the terms hereof, then this Agreement shall continue in effect.

(c) If Seller fails, or does not elect, to cure or insure over any Additional Permitted Objection prior to the Closing Date according to the terms hereof, Purchaser shall have the right to elect, in writing, at or prior to the Closing, either:

(i) to terminate this Agreement, whereupon the Earnest Money shall promptly be disbursed to Purchaser and all obligations between Seller and Purchaser under this Agreement will terminate except for those that expressly survive termination, or

(ii) to accept that title to the Property will be subject to such Additional Permitted Objection(s).

(d) Purchaser shall have the right at any time to waive any Additional Permitted Objections and thereby to preserve this Agreement in effect. Any Additional Exception that is not an Additional Permitted Objections and any Additional Permitted Objection that is waived by Purchaser shall be included as an exception in the Title Policy and deemed to be a Scheduled Encumbrance.

4.09 Estoppels and Consents to Assignment. After execution of this Agreement, Seller shall apply for and use reasonable efforts to obtain an estoppel certificate (i) from Manager with respect to the Management Agreement and the operation of the Hotel in substantially the form attached hereto as Exhibit “J”, and (ii) from the holder of the Existing Financing confirming that to its knowledge no event of default exists with respect to such Existing Financing and the amount outstanding thereunder, and otherwise in the holder’s customary form, if such financing will remain in place after the Closing. Seller shall promptly provide Purchaser with copies of all correspondence with the parties from whom estoppel certificates have been required. Neither Purchaser nor Seller shall be required to pay any amount in order to obtain the estoppels referenced hereinabove. The receipt of any such estoppel certificates from Manager shall be deemed a condition to Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties of Seller. Seller hereby represents and warrants the following to Purchaser as of the date hereof:

(a) Due Organization. Seller is a limited partnership duly organized, validly existing, in good standing and qualified to do business in the State of Illinois. Seller has full right, power and authority, has obtained all necessary limited partnership consents, and has taken all limited partnership and other action necessary to authorize Seller to make, execute, deliver, and perform its obligations under this Agreement subject to the terms and conditions hereof. The person executing this Agreement on behalf of Seller has been duly authorized to do so. This Agreement is, and all of the documents to be delivered by Seller at the Closing will be, binding and legal obligations of Seller, enforceable against Seller in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)).

(b) No Conflict. Except for Permit Consents, the execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby do not require the consent or approval of any governmental authority, nor shall such execution, delivery and consummation of the transactions contemplated hereby and thereby result in a breach or violation of any Legal Requirement, or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any organizational document of Seller, Seller Mezz II, Seller Mezz I, Owner or any material contract or agreement to which Seller, Seller Mezz II or an Affiliate of Seller or Seller Mezz II is a party or by which it or the Property is bound.

(c) Hotel Contracts. Exhibit “C” identifies all Hotel Contracts (which Hotel Contracts shall be deemed material Hotel Contracts) and certain material terms thereof, including the parties and dates of such Hotel Contracts and amendments thereto, requiring payments in excess $250,000 Dollars annually in effect on the Effective Date; and the information noted in Exhibit “C” is complete and correct in all material respects. Seller has delivered to Purchaser prior to the date hereof true and correct copies of all Hotel Contracts shown on Exhibit “C” and the same are in full force and effect. To Seller’s knowledge, there exists no condition, circumstance or state of facts that constitutes a default by Owner, Operating Lessee or Manager under, or by the other party to, any such Hotel Contract, or that would, with the passage of time or the giving of notice, or both, constitute such a default. No other party to such a Hotel Contract has given written notice to Owner (or to any Affiliate of Owner), Operating Lessee or, to Seller’s knowledge, Manager of any default or of any defenses, set-offs or claims in connection with any of the Hotel Contracts which has not been cured or is still pending. Owner, Operating Lessee or Manager is party to, or an assignee of, each material Hotel Contract.

(d) Space Leases.

(i) Exhibit “D” identifies all Space Leases and certain material terms thereof, including the parties to and dates of such Space Leases and amendments thereto; and the information noted therein is complete and correct in all material respects. Seller has delivered to Purchaser prior to the date hereof true and correct copies of all Space Leases shown on Exhibit “D”. None of such Space Leases delivered by Seller to Purchaser has been amended, modified or supplemented in any way except as disclosed on Exhibit “D” and the same are in full force and effect. Owner or Operating Lessee is the owner of the entire lessor’s interest in and to each Space Lease.

(ii) Except as set forth in Exhibit “D”, neither Owner nor Operating Lessee has and, to Seller’s knowledge, Manager has not, given or received any written notice of any breach or default under any of the Space Leases which has not been cured or is still pending and, to the Seller’s knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by the Owner, Operating Lessee or the Space Lessee thereunder. Owner or Operating Lessee has fully reconciled all operating expenses and other additional rent and percentage rent for calendar year 2005 with all Space Lessees under the Space Leases, and neither Owner, Operating Lessee nor any Space Lessee owes any payments pursuant to such reconciliation that has not been paid, or if not reconciled or paid, that will not be prorated as provided in this Agreement.

(iii) Exhibit “D” lists all security or other deposits made by any Space Lessee under the Space Leases and held by Owner or Operating Lessee, and except as set forth in such Exhibit “D”, no security or other deposit made by any Space Lessee under the Space Leases has been applied towards the obligations of such party in accordance with the Space Leases. Except as set forth in Exhibit “D”, no rent has been paid by any Space Lessee more than one month in advance.

(iv) To the Seller’s knowledge, each Space Lease is in full force and effect. No Space Lessee is entitled to any “free rent” periods under any Space Lease that is not set forth in such Space Lease.

(v) (A) Except as set forth in Exhibit “D” or in the Space Leases no leasing or similar commissions are payable with respect to any of the Space Leases, either for the term currently in effect or for any renewal, substitution, extension or expansion thereunder, and (B) except as set forth in Exhibit “D” neither Seller nor Operating Lessee has any unperformed obligation to construct or pay or reimburse the costs of any improvements, to pay relocation costs, or any similar obligation pursuant to the Space Leases.

(e) Pending Litigation or other Proceedings. Except as described in Exhibit “E”, there are no governmental investigations, arbitrations, unsatisfied orders or judgments, actions, suits, or other proceedings, pending or, to Seller’s knowledge, threatened against Seller, Seller Mezz II, Owner, Operating Lessee or (to the extent relating to the Hotel or Property) Manager, or otherwise with respect to the Property which could reasonably be expected to have a material adverse effect on the Hotel or the Property or the value or operation thereof, or which might materially interfere with Seller’s or Purchaser’s ability to execute or perform its Obligations under this Agreement. Purchaser acknowledges that Seller has advised it that Owner or its Affiliates have pursued applications to redevelop the Property, and that such redevelopment may be affected by landmarking and similar regulations, and the representations and warranties set forth in this subsection and Sections 5.01(f), (t) and (v) are qualified by such disclosure.

(f) Condemnation. There are no pending condemnation, eminent domain, or similar proceedings or actions pending or, to Seller’s knowledge, threatened with regard to all or any portion of the Property.

(g) Employees.

(i) All of the current and former Employees are or were employees of Manager, and not of Seller, Seller Mezz II, Seller Mezz I, Owner or Operating Lessee, or any of their respective Affiliates.

(ii) Neither Seller, Seller Mezz II, Seller Mezz I, Owner nor Operating Lessee has any leased employees, as that term is defined in Section 414(n) of the Internal Revenue Code, providing services to the Hotel.

(iii) To the knowledge of Seller, except as set forth on Exhibit “E”, Manager has not received written notice from any current or former Employee, any governmental authority or any other person, entity or agency making a formal charge, complaint or request for a grievance or arbitration proceeding against Seller, Seller Mezz II, Seller Mezz I, Owner, Operating Lessee, Manager or any Affiliate of the forgoing or alleging a violation of any applicable law relating to the employment of any of the current or former Employees, which is still pending and which could reasonably be expected to have a material adverse effect on the Hotel or the Property or the value or operation thereof, or which might materially interfere with Seller’s or Purchaser’s ability to execute or perform its Obligations under this Agreement.

(iv) With respect to the Employees, there are to Seller’s knowledge as of the Effective Date no presently pending, (x) labor strikes, slowdowns or stoppages, or other labor disputes, (y) representation or certification proceedings or petitions seeking a representation proceeding before the National Labor Relations Board or any other labor relations tribunal or authority, or (z) labor union organizing activities.

(h) Notices and Compliance with Laws. Except as noted on Exhibit “F”, neither Seller, (or any Affiliate of Seller), Owner nor Operating Lessee nor, to Seller’s knowledge, Manager has received from any governmental authority any written notices of, nor (to the extent they could reasonably be expected to have a material adverse effect on the Hotel or the Property or the value or operation thereof) does Seller or Operating Lessee otherwise have knowledge of, any violation or alleged violation of any laws, rules, regulations or codes, including building codes, with respect to the Hotel or the Property or the operation thereof, including but not limited to zoning and ADA matters, which have not been corrected to the satisfaction of the issuer of the notice.

(i) Tax and No Foreign Person.

(i) Each of Seller Mezz II, Seller Mezz I, and Owner (a) has timely filed or caused to be filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity in all jurisdictions in which it was required to file Tax Returns, and all such Tax Returns were complete and correct in all material respects, (b) has timely paid or caused to be paid all material Taxes required to be paid by it, (c) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not been filed within the extended period, (d) has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid to any employee, creditor, stockholder or other third party, and (e) has no liens for Taxes on any property owned by it, other than liens for taxes not yet due and payable.

(ii) Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986 as amended.

(iii) At all times since its formation and through the Closing Date, Seller Mezz I, Seller Mezz II and Owner have been treated as disregarded entities for United States federal income tax purposes. No election has been made to treat the Seller Mezz I, Seller Mezz II and Owner as a corporation or an association taxable as a corporation for United States federal income tax purposes, other than in respect of the transactions as contemplated by this Agreement.

(iv) Each of Seller Mezz II, Seller Mezz I, and Owner has no liability for the Taxes of another person (a) under Section 1.1502-6 of the Treasury regulations promulgated under the Code (or an similar provision of law), (b) as transferee or successor, (c) by contract or (d) otherwise.

(j) Prohibited Persons and Transactions. Neither Seller nor to Seller’s knowledge any of its Affiliates, nor to Seller’s knowledge any of their respective partners, members, shareholders or other equity owners, and to Seller’s knowledge none of its employees, officers, directors, representatives or agents is, nor will they knowingly become, (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, and to Seller’s knowledge Seller is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control

Regulations, 31 C.F.R Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar executive orders.

(k) ERISA.

(i) Neither Owner nor Operating Lessee nor an ERISA Affiliate of either of Owner or Operating Lessee sponsors, maintains, or contributes to an Employee Benefit Plan on behalf of any current or former Employees.

(ii) No lien exists on the Property by operation of law or otherwise as a result of the operation or maintenance by Owner, Operating Lessee or an ERISA Affiliate of Owner or Operating Lessee, of any Employee Benefit Plans.

(iii) Neither Owner nor Operating Lessee is an Employee Benefit Plan and none of Seller’s or Operating Lessee’s assets are plan assets as defined or determined under ERISA.

(iv) Manager is not an ERISA Affiliate of Owner.

(l) Existing Financing. To Seller’s knowledge, there exists no circumstance, condition or state of facts that constitutes a default by Owner or its Affiliates under the Existing Financing, or that would, with the passage of time or the giving of notice, or both, constitute such a default.

(m) Title. Owner or Operating Lessee owns good and marketable title to (i) the Fixtures and Personal Property, (ii) the Operating Equipment and Supplies, (iii) the Consumables, (iv) the Inventory, and (v) the Deposits, free and clear of all liens, claims and encumbrances other than those which will be released at Closing, the Closing Financing, and the Scheduled Encumbrances.

(n) Bankruptcy. There has been no filing by or against Seller, Seller Mezz II, Seller Mezz I, Owner or Operating Lessee or, to Seller’s knowledge, Manager of a petition in bankruptcy under any applicable law, or the filing by or against Seller, Seller Mezz II, Seller Mezz I, Owner or Operating Lessee or, to Seller’s knowledge, Manager of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for Seller, Seller Mezz II, Seller Mezz I, Owner or Operating Lessee or Manager under any applicable law or regulation relating to bankruptcy, insolvency or other relief for debtors. Neither Seller, Seller Mezz II, Seller Mezz I, Owner, nor Operating Lessee is insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller, Seller Mezz II, Seller Mezz I, Owner or Operating Lessee insolvent.

(o) Brokerage. Seller warrants and represents to Purchaser that neither it nor any of its Affiliates has had any dealings with any broker, agent, or finder relating to the sale of the Purchaser Property Interest or the transactions contemplated hereby, and Seller agrees to indemnify and hold Purchaser and its Indemnitees harmless against and from any and all Liabilities incurred by Purchaser and/or its Indemnitees arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection with the sale of the Purchaser Property Interest or the transactions contemplated hereby resulting from the acts of Seller or its Affiliates.

(p) Taxes and Assessments. True and complete copies of the most recent real estate tax bills for the Property have been delivered prior to the date hereof to Purchaser. Neither Seller or its Affiliates, nor to Seller’s knowledge, Manager has received any notice, nor does Owner or Operating Lessee otherwise have knowledge, of any governmental audit of any taxes payable or tax delinquency with respect to the Property which has not been resolved or completed.

(q) Permits. Owner, Operating Lessee and/or Manager possesses all Permits, including Liquor Licenses, necessary to entitle Owner to own and Operating Lessee and Manager to operate the Property and the Hotel as it is currently operated. Neither Seller or its Affiliates nor, to Seller’s knowledge, Manager has received any notice from any governmental authority or other person of (i) any violation, suspension, revocation or non-renewal of any Permit, including any Liquor License, that has not been cured or dismissed, or (ii) any failure by Owner, Operating Lessee or Manager to obtain any Permits or Liquor Licenses required for the Property or the Hotel or the operation thereof that has not been cured or dismissed.

(r) Financial Statements. To Seller’s knowledge, the financial statements for the years ending December 31, 2006 and year-to-date financial statements from January through March, 2007, with respect to the Property that were provided to Purchaser (i) are true and complete copies of the financial statements prepared by Owner, Operating Lessee and/or Manager with respect to the Property, and (ii) have been prepared in accordance with generally accepted accounting principles, consistently applied, except as may otherwise be noted therein, and present fairly, in all material respects, the operating results of the Property for the periods covered by such financial statements, subject to standard year-end adjustments for any year-to-date financial statements. Purchaser acknowledges that certain information contained in such financial statements was prepared by or received from Manager, Seller shall have no responsibility for the accuracy thereof, and any such inaccuracy shall not be deemed a breach of a representation or warranty by Seller or its Affiliates except to the extent Seller has actual knowledge of any such material adverse inaccuracy.

(s) Management Agreement. Seller has delivered to Purchaser prior to the date hereof a true and correct copy of the Management Agreement, and (except as set forth in the definition of the Management Agreement) the Management Agreement has not been amended, modified or supplemented in any way and is in full force and effect. To Seller’s knowledge there exists no circumstance, condition or state of facts that constitutes a default by Owner, Operating Lessee or Manager under the Management Agreement, or that would, with the passage of time, or the giving of notice, or both, constitute a default on the part of Owner, Operating Lessee or Manager under the Management Agreement. Manager has not given Operating Lessee or Owner written notice of any default or any defenses, set-offs or claims in connection with the Management Agreement which has not been cured or is still pending.

(t) Absence of Certain Changes. Except as set forth on Exhibit “I”, since December 31, 2006 through the Effective Date, Owner, Operating Lessee and, to Seller’s

knowledge Manager have conducted their businesses in the ordinary course consistent with past practice, and will continue to do so through the Closing Date as provided in Section 10.01; and since December 31, 2006 there has not been or occurred any event, occurrence, development or state of circumstances or facts that has had a material adverse effect in the aggregate on the Hotel or the Property that are the subject of this Agreement and the “Hotel” and “Property” as defined in, and that are the subject of, the Other Agreement, or the value or operation thereof in the aggregate, or which might materially interfere with Seller’s, Operating Lessee’s or Purchaser’s ability to execute or perform its Obligations under this Agreement.

(u) Indebtedness. Except for the Existing Financing or the Closing Financing, the Property is not subject to any obligation for borrowed money, other that may exist in respect of incidental items of Personal Property. Neither Seller Mezz II nor Seller Mezz I, (nor Seller Mezz at the time of the Restructuring) has material liabilities or obligations of any kind or nature in excess of $500,000 in the aggregate, whether absolute, contingent or accrued, and whether due or to become due, except the Existing Financing, Closing Financing, and those disclosed on the financial statements provided to Purchaser.

(v) Agreements with Governmental Authorities. None of Owner or its Affiliates, Operating Lessee nor to Seller’s knowledge Manager has entered into any unrecorded commitment or agreement with any governmental authority affecting the Hotel or the Property and which could reasonably be expected to have a material adverse effect on the ownership, value or operation of the Hotel or the Property.

(w) Rights to Purchase. Subject to any renewal, space expansion or similar rights of any tenant under the Space Leases, and the rights of Manager under the Management Agreement, there are no options, rights of first refusal or similar rights in favor of any person or entity to purchase or otherwise acquire the Property or any portion thereof or interest therein.

(x) Shared Facilities. Except as may be reflected in the Scheduled Encumbrances, all Hotel operations are conducted at the Real Property, and the Hotel does not rely on the use of off-site facilities for any of its operations or to satisfy any Legal Requirement.

(y) Environmental. Seller has made available to Purchaser all material environmental reports that Seller, Owner, Operating Lessee or their Affiliates have procured in connection with their acquisition, ownership or financing of the Real Property, which reports are described on Exhibit “O” attached hereto. Except as set forth in such reports, to Seller’s knowledge neither Seller (or any of its Affiliates), Seller Mezz II, Owner, nor Operating Lessee has received any written notification that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property that has not been cured or dismissed.

(z) Books and Records & Documents. Seller has made available to Purchaser complete and correct copies of all Documents and the books and records for the Hotel and the Property in its possession to the extent requested by Purchaser. To Seller’s knowledge, there are no third party studies or reports in Seller’s (or its Affiliate’s) possession that were prepared from and after the date six (6) months prior to Owner’s acquisition of the Hotel which (i) disclose any material adverse condition with respect to the physical condition of the Property or the Hotel which has not been fully remedied, repaired or remediated, (ii) for which the study or report recommends the repair, remedy or remediation thereof within three (3) years after the Effective Date, and (iii) the cost for such repair, remedy or remediation could reasonably be expected to be in excess of $5,000,000 as to any item or reasonably related groups of items.

(aa) Ownership. Seller owns one hundred (100%) percent of the membership interests of Seller Mezz II; Seller Mezz II owns one hundred (100%) percent of the membership interests of Seller Mezz I (and upon completion of the Restructuring will own one hundred (100%) percent of the capital stock of Seller Mezz I); Seller Mezz I will upon completion of the Restructuring own one hundred (100%) percent of the membership interests of Seller Mezz; Seller Mezz I owns one hundred (100%) percent of the membership interests in Owner (and Seller Mezz will upon completion of the Restructuring own one hundred (100%) percent of the membership interests of Owner); and an Affiliate of Seller owns one hundred (100%) percent of the membership interests in Operating Lessee (and Seller Mezz I will upon completion of the Restructuring own one hundred (100%) percent of the membership interests in the New Operating Lessee). Except for the foregoing, no other entity owns any other economic, beneficial or other interests in Seller Mezz II, Seller Mezz I, Seller Mezz, Owner or Operating Lessee. Except for the foregoing, none of Seller Mezz II, Seller Mezz I, Seller Mezz, Owner or Operating Lessee owns any capital stock, membership, economic or other interests in any other entity. Seller Mezz II, Seller Mezz I, Seller Mezz, Owner and Operating Lessee has never owned any property other than the interests as described in this Section, the Property, and assets relating to the Property and Hotel, and has never engaged in any business except the direct or indirect ownership and operation of the Property and the Hotel.

For the purposes of this Agreement, whenever a representation or warranty or other reference is made in this Agreement on the basis of the knowledge of Seller, Owner, Operating Lessee or their Affiliates, or words of similar import, such representation, warranty or reference is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation or warranty is made, without inquiry or investigation, of (i) Richard Moreau, Tom Healy and Ken Barrett but excluding any such knowledge that is based on facts disclosed in writing to or otherwise actually known by Adam Gallistel or Dan Brown, the individuals within the employ of, or affiliated with, Purchaser responsible for overseeing the purchase of the Purchaser Property Interest. Subject to the foregoing limitations, the knowledge of Seller shall be deemed to include, without limitation, the knowledge of Seller Mezz II, Seller Mezz I, Owner and Operating Lessee. Purchaser shall be entitled to interview the current general manager and chief engineer of the Hotel with regard to the matters set forth in this Section 5.01, but the knowledge of the general manager, chief engineer, or any other Employee which is not known to Seller, Seller Mezz II, Seller Mezz I, Owner, or Operating Lessee shall not be imputed to Seller, Seller Mezz II, Seller Mezz I, Owner or Operating Lessee and the comments of the general manager or any other Employee shall not constitute a representation of the Seller, Seller Mezz II, Seller Mezz I, Owner, or Operating Lessee, or any of their respective Affiliates.

The representations and warranties of Seller as set forth in or made pursuant to this Section 5.01 shall survive the Closing Date for the Survival Period (as hereinafter defined) and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

5.02 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following to Seller as of the date hereof:

(a) Due Organization. Purchaser is a Singapore entity duly organized and validly existing under the laws of the Republic of Singapore. Purchaser has full right, power and authority, has obtained all necessary consents, and has taken all other action necessary to authorize Purchaser to make, execute, deliver, and perform this Agreement subject to the terms and conditions hereof. The person executing this Agreement on behalf of Purchaser has been duly authorized to do so. This Agreement is, and all of the documents to be delivered by Purchaser at the Closing, will be binding and legal obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law)).

(b) No Conflict. Except for consents contemplated by Section 5.01(b), the execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent, approval or authorization of any governmental authority (including the judicial system or any part thereof), nor shall such execution and delivery result in a breach or violation of any Legal Requirement or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any material contract or agreement to which Purchaser, or an Affiliate of Purchaser, is a party or by which it or its property is bound.

(c) Prohibited Persons and Transactions. Neither Purchaser nor to Purchaser’s knowledge any of its Affiliates, nor to Purchaser’s knowledge any of their respective partners, members, shareholders or other equity owners, and to Purchaser’s knowledge, none of its employees, officers, directors, representatives or agents is, nor will they knowingly become, (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, and to Purchaser’s knowledge Purchaser is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar executive orders.

(d) ERISA. The assets of Purchaser are not “plan assets” under (and as such term is defined in) ERISA.

(e) Brokerage. Purchaser warrants and represents to Seller that neither it nor any of its Affiliates has had any dealings with any broker, agent, or finder relating to the sale of the Purchaser Property Interest or the transactions contemplated hereby, and Purchaser agrees to indemnify and hold Seller and its Indemnitees harmless against and from any and all Liabilities incurred by Seller and/or its Indemnitees arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Purchaser Property Interest or the transactions contemplated hereby resulting from the acts of Purchaser, or its Affiliates.

(f) Litigation. There are no actions, suits or proceedings (including, but not limited to bankruptcy) pending or, to the knowledge of Purchaser, threatened against Purchaser or affecting Purchaser, that if determined adversely to Purchaser, would materially adversely affect its ability to perform its obligations hereunder.

The representations and warranties of Purchaser as set forth in or made pursuant to this Section 5.02 shall survive the Closing Date for the Survival Period (as hereinafter defined) and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

ARTICLE VI

CLOSING AND CLOSING DELIVERIES

6.01 Closing and Escrow. The Closing will take place on a date and place mutually agreeable by Purchaser and the Seller (or at the main downtown Chicago Illinois office of the Title Company if the place is not so agreed) following satisfaction (or waiver in writing) of all other conditions precedent in Article VI hereto benefiting the applicable party, and pursuant to which the Purchaser and Seller and their respective counsel need not be present and may wire transfer funds and deliver documents by overnight courier or other means, provided in no event shall the Closing Date occur later than ninety (90) days after the Effective Date hereof. This Agreement shall not be merged into any Escrow Instructions, but any Escrow Instructions shall be deemed auxiliary to this Agreement and, as between Purchaser and Seller, the provisions of this Agreement shall govern and control.

6.02 Seller’s Deliveries. On the Closing Date, except as otherwise noted, Seller shall execute (to the extent required) and deliver, or cause to be delivered, to Purchaser or the Escrow Company as appropriate, provided that the failure to deliver more than one counterpart of each of the following shall not be a breach of this Agreement:

(a) four (4) originals of an Assignment of Membership Interests from Seller to Purchaser assigning the Purchaser Property Interest, in the form attached to this Agreement as Exhibit “G”, which assigned Purchaser Property Interest shall be free and clear of all liens and encumbrances;

(b) four (4) originals of the Seller’s Closing Certificate;

(c) four (4) originals of an affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, in the form of Exhibit “L”;

(d) four (4) drafts of the Preliminary Closing Statement to be updated prior to Closing as necessary;

(e) four (4) originals the Owner’s Affidavit and other documents to be delivered by Seller, Owner, Operating Lessee or Manager pursuant to Section 4.07 above;

(f) the original of any Estoppel Certificate required pursuant to Section 4.09;

(g) such articles of incorporation, organization, or formation; agreements or certificates of partnership; resolutions; authorizations; bylaws; certifications; or other corporate, partnership, limited liability company, or trust documents as the Title Company or Purchaser shall reasonably require in connection with this transaction;

(h) four (4) originals of any change of ownership statements, if required under applicable law; and

(i) an opinion as to the REIT status of the Restructured Parent in a form reasonably acceptable to Purchaser.

6.03 Purchaser’s Deliveries. On the Closing Date, except as otherwise noted, Purchaser shall execute (to the extent required) and deliver, or cause to be delivered, to Seller or the Escrow Company as appropriate, provided that the failure to deliver more than one counterpart of each of the following shall not be a breach of this Agreement:

(a) the Combined Purchase Price required to be paid pursuant to Section 3.01;

(b) four (4) originals of the Assignment of Membership Interests from Seller to Purchaser assigning the Purchaser Property Interest, in the form attached to this Agreement as Exhibit “G”,

(c) four (4) originals of the Purchaser’s Closing Certificate;

(d) four (4) originals of documents to be delivered by Purchaser pursuant to Section 4.07 above;

(e) four (4) drafts of the Preliminary Closing Statement to be updated prior to Closing as necessary;

(f) such articles of incorporation, organization, or formation; agreements or certificates of partnership; resolutions; authorizations; bylaws; certifications; or other corporate, partnership, or trust documents as the Title Company or Seller shall reasonably require in connection with this transaction; and

6.04 Expenses.

(a) Seller shall pay the following expenses: (i) fifty (50%) percent of any transfer or similar taxes levied by the State of Illinois, the County of Cook or the City of Chicago attributable to the transactions contemplated by this Agreement, including the Restructuring (it being understood that the parties do not believe any such payments shall be due), (ii) the title premium for the Title Policy, excluding the endorsements thereto; (iii) the costs to obtain the Title Commitment, excluding the endorsements requested by Purchaser thereto; (iv) fifty-one (51%) percent of the cost of the Existing Survey and any update thereto obtained prior to Closing; (v) fifty-one (51%) percent of all closing escrow fees; (vi) Seller’s legal fees and expenses; and (vii) the costs and expenses of Seller’s compliance with Section 4.08.

(b) Purchaser shall pay the following expenses: (i) fifty (50%) percent of any transfer or similar taxes levied by the State of Illinois, the County of Cook or the City of Chicago attributable to the transactions contemplated by this Agreement, including the Restructuring (it being understood that the parties do not believe any such payments shall be due); (ii) endorsements to the basic Title Policy; (iii) forty-nine (49%) percent of the cost of the Existing Survey and any update thereto obtained prior to Closing; (iv) Due Diligence costs and expenses; (v) forty-nine (49%) percent of all closing escrow fees; (vi) the Purchaser Prorata Share of all actual out of pocket costs and expenses incurred in amending, modifying, or replacing the Existing Financing and placing the Closing Financing after the Effective Date through the Closing Date; and (vii) Purchaser’s legal fees and expenses.

(c) All other costs and expenses incurred in effecting the Closing hereunder shall be paid or shared (as applicable) by Seller and/or Purchaser in accordance with local custom in Cook County, Illinois.

(d) The provisions of this Section 6.04 shall survive the Closing or any termination of this Agreement.

6.05 Concurrent Transactions. All documents or other deliveries required to be made by Purchaser or Seller at the Closing, and all transactions required to be consummated concurrently with the Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

ARTICLE VII

ADJUSTMENTS AND PRORATIONS-CLOSING STATEMENTS

7.01 Adjustments and Prorations. The following matters and items shall be apportioned between the parties based on actual daily amounts or, where appropriate, credited in total to a particular party, as provided below, provided all apportionments and credits made by or in favor of Purchaser or Seller as set forth below (excluding (a)) shall only be made, to the extent of the Purchaser Prorata Share of all such amounts in the case of Purchaser, and to the extent of the Seller Prorata Share of all such amounts in the case of Seller, i.e. if Purchaser would otherwise be entitled to a net $100 credit as provided below, the actual credit will be $49, and if Seller would otherwise be entitled to a net $100 credit as provided below, the actual credit will be $51:

(a) The Purchaser Prorata Share of the outstanding principal balance of the Closing Financing as of the Cut-off Time shall be credited to Purchaser.

(b) All ad valorem taxes, special or general assessments, assessments under any Scheduled Encumbrances (collectively, “Property Taxes”), personal property taxes, water and sewer rents, rates and charges, vault charges, canopy permit fees, and other permit fees shall be prorated as of the Cut-off Time provided, however, (i) if any taxes or assessments relating to the period prior to the Closing are paid in installments which are then due and payable, then Owner shall pay on or before Closing Date any remaining installments thereof and (ii) real property tax prorations shall be based on when such taxes and assessments accrue and become a lien on the Property, notwithstanding when such taxes become due and payable, e.g., 2007 real property taxes that are payable in Cook County, Illinois in 2008 will be prorated.

(c) Fees paid or payable in connection with transfer of Permits (other than Excluded Permits) shall be prorated as of the Cut-off Time.

(d) All payments due under the Management Agreement shall be prorated as of the Cut-off Time. Without limitation of the foregoing, any incentive fees due and payable under the Management Agreement for the calendar year in which Closing occurs shall be prorated between Purchaser and Seller in the same proportion as gross revenues accrue under the Management Agreement prior to and after the Cut-off Time. As an example only, if for the calendar year in which Closing occurs seventy-five (75%) percent of the gross revenues have accrued under the Management Agreement as of the Cut-off Time, Seller shall be responsible for seventy-five (75%) percent of the incentive fees and Purchaser shall be responsible for twenty-five (25%) percent of the incentive fees for such calendar year.

(e) Purchaser shall receive a credit for (i) advance payments or deposits, if any, made pursuant to any Bookings, (ii) all commissions due to credit and referral organizations attributable to stays (or portions thereof) prior to the Cut-off Time that are outstanding, and (iii) a percentage of all outstanding gift certificates issued for any use of the Hotel facilities including, without limitation, rooms and food and beverage, and any commitments made for the free use of any hotel facilities, which percentage shall be based upon the amount, age and historic redemption rate of gift certificates and commitments for free use at the Hotel. Seller shall receive a credit for coin machine, telephone, washroom, and checkroom income arising before the Cut-off Time.

(f) Gas, electricity and other utility charges shall be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (but subject to later readjustment as set forth below) with Seller receiving a credit for each deposit and reserve, if any, made by or on behalf of Seller for utilities so long as such deposit or reserve remains on account for the benefit of Owner or New Operating Lessee.

(g) Operational and/or occupancy taxes shall be prorated as of the Cut-off Time.

(h) Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated as of the Cut-off Time, with Seller receiving a credit for each deposit and reserve, if any, made by or on behalf of Owner or that will benefit New Operating Lessee for utilities or under contracts, including reserves maintained under the Management Agreement, provided such deposit or reserve remains on account for the benefit of Owner or New Operating Lessee. Where possible, cut-off readings will be secured for all utilities on the Closing Date.

(i) Any amounts prepaid, payable or accrued under any Hotel Contracts and Space Leases, if any, shall be prorated as of the Cut-Off Time. Percentage rent (i.e., that portion of the rent payable to landlord by tenants under the Space Leases which is a percentage of the amount of sales or of the dollar amount of sales), if any, payable under each Space Lease shall be prorated with respect to the year thereunder in which Closing occurs on a per diem basis. If the actual amounts to be prorated are not known as of Closing, the prorations shall be made on the basis of the best evidence then available and reconciled as provided in Section 7.02(b).

(j) Proratable Compensation of Employees shall be prorated as of the Cut-off Time.

(k) Accounts Receivable, Qualifying Receivables and trade Accounts Payable shall be identified as of the Cut-off Time. Seller shall receive a credit in the amount of the Qualifying Receivables as of the Cut-off Time. Purchaser shall receive a credit for all trade Accounts Payable as of the Cut-off Time. Notwithstanding the foregoing, each party shall receive a credit equal to one-half of the amount of transient guest room rentals for the full night which begins on the day immediately preceding the Closing Date, provided all revenues from any bars and lounges at the Hotel shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall retain the revenues from such services and operations even if such revenues were generated two (2) hours after the Cut-off Time. Thereafter, revenue from the Hotel attributable to food and beverage and other sales or services shall belong to Owner (as indirectly owned by Seller and Purchaser). Purchaser is not acquiring Accounts Receivable, and all Accounts Receivable shall be transferred to and remain the sole property of Seller. Each of Purchaser and Seller shall be responsible for the payment of any sales and/or hotel/motel occupancy taxes collected or otherwise due and payable in connection with the revenue allocated to such party under this Section 7.01(k) and shall indemnify (which indemnity shall survive the Closing for a period of five (5) years), defend and hold the other party harmless from and against any and all Liabilities suffered or incurred as a result of the failure to pay such taxes.

(l) The total value of the Unopened Consumable Inventory that constitutes alcoholic beverages as reflected in inventory thereof shall be credited to Seller.

(m) Cash-On-Hand and Account Cash shall be credited to Seller (since Purchaser will after the Restructuring receive the economic benefit of the Purchaser Prorata Share thereof).

(n) Pre-paid premiums for polices of insurance shall be credited to Seller.

(o) The parties acknowledge that certain taxes and assessments accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes and assessments may be business and occupation taxes, retail sales taxes, parking taxes, gross receipts taxes, and other special lodging or hotel taxes and assessments. For purposes of this Agreement, all of such taxes and assessments (expressly excluding taxes and assessments covered elsewhere in this Agreement or corporate franchise taxes, and federal, state and local income taxes) shall be allocated between Seller and Owner such that those attributable to the period prior to the Cut-off Time shall be allocable to Seller and those attributable to the period after the Cut-off Time shall be allocable to Owner.

(p) Seller will receive a credit for the third-party actual out of pocket costs (provided an affiliate of Seller will be paid a project management fee for work on or after Closing as contemplated by its Asset Management Agreement) of the following if incurred and paid during the period prior to the Closing Date (and Purchaser will as a member of Seller Mezz II contribute the Purchaser Prorata Share of such cost incurred or paid for on or after the Closing Date): The construction, remodeling, renovations, equipping and furnishing of the Starbuck’s space in the Hotel, up to an amount incurred and paid for before and after the Closing Date not to exceed $3,500,000 in the aggregate.

(q) Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel shall be prorated as of the Cut-off Time, taking into account the effect of the Restructuring on the ongoing economic interests of the parties through the Purchaser’s and Seller’s ownership interest in Seller Mezz II and its direct and indirect subsidiaries that will become effective after the Closing.

7.02 Adjustment and Proration Procedures. Notwithstanding anything contained in the foregoing provisions:

(a) Any Property Taxes shall be prorated as of the Closing Date. Any such proration made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual Property Taxes for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing. All necessary adjustments shall be made within fifteen (15) business days after the tax bill for the current year is received. Any Property Taxes disputed with governmental authorities shall be handled as provided in Article XIV.

(b) As of the date immediately prior to the Closing Date, Seller and Purchaser shall jointly conduct or cause the Manager to conduct an inventory of all Unopened Consumable Inventory constituting alcoholic beverages on hand as of the Closing Date. Such inventory shall reflect the value of such Unopened Consumable Inventory on hand as of the Closing Date at the acquisition cost thereof.

(c) Rents and other amounts payable under the Space Leases which are delinquent as of the Closing Date shall not be pro rated as of the Cut-off Time. To the extent that Owner or New Operating Lessee receives rents or other payments payable under the Space Leases on or after the Closing Date, such payments shall be applied first towards the payment in full of all rents currently due with respect to periods following the Cut-off Time, with the balance applied to delinquent rents or other amounts due for the benefit of Seller for the period prior to the Cut-off Time. With respect to any Space Leases which provide for the payment of percentage rent by the tenant thereunder, the parties shall use good faith efforts to prorate such percentage rent as of the Closing and, within twenty (20) days after completion of the annual reconciliation of such percentage rent payments with each such tenant, the parties agree to reprorate percentage rent based on the actual percentage rent paid by such tenant, and the party in whose favor such original proration was made shall refund such difference to the other party promptly thereafter

7.03 Cut-off Time. Items to be prorated and adjusted shall, unless otherwise provided, be prorated as of the Cut-off Time.

7.04 Payment. Any net credit due to Seller as a result of the adjustments and prorations under Section 7.01 shall increase by such amount the Combined Purchase Price to be paid to Seller and Other Seller in cash at the time of Closing. Any net credit due to Purchaser as a result of the adjustments and prorations under Section 7.01 shall reduce by such amount the Combined Purchase Price to be paid by Purchaser at the time of Closing.

7.05 Cash and Accounts. At the Closing, Owner and New Operating Lessee shall retain all Cash-On-Hand and Account Cash such that after the Closing and Restructuring the Purchaser will receive the economic benefit of the Purchaser Prorata Share thereof.

7.06 Closing Statements.

(a) Preparation. Each party shall cause its designated representatives to enter the Hotel only at reasonable times and without unreasonably interfering with operations, both before and after the Closing Date, for the purpose of making such inventories, examinations, and audits of the Hotel, and of the books and records of the Hotel, as they deem necessary to make the adjustments and prorations required under this Article VII, or under any other provisions of this Agreement. Based upon such inventories, examinations, and audits, at the Closing, the representatives of the parties shall jointly prepare and deliver to each party a preliminary closing statement (the “Preliminary Closing Statement”) which shall show the net amount due either to Seller or Purchaser as a result thereof, and such net amount will be added to or subtracted in determining the Combined Purchase Price to be paid to Seller pursuant to Section 3.01 hereof. Subject to any reproration or adjustment contemplated by other sections of this Agreement, within ninety (90) days following the Closing Date, Seller and Purchaser shall agree on an updated closing statement (the “Final Closing Statement”) setting forth the final determination of all items to be included on the Final Closing Statement. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following the date of the Final Closing Statement.

(b) Disputes. In the event the representatives of the parties are unable to reach agreement with respect to preparation of the Preliminary Closing Statement and such disputed amounts are in an aggregate amount not greater than One Million Five Hundred Thousand and No/100 ($1,500,000.00) Dollars, then, the disputed amount shall be held in a joint order Escrow, pending agreement of the parties or the determination of the Accountants and the Closing shall occur. Purchaser shall be required to deposit in the Escrow any additional sum of the disputed amount which it may be required to pay. Any such dispute shall survive and be subject to later resolution pursuant to this Section 7.06. In the event the representatives of the parties are unable to reach agreement with respect to either the Preliminary Closing Statement within such limited disputed amount, or the Final Closing Statement, the parties shall submit their dispute to a firm of independent certified public accountants of recognized standing in the hotel industry, which will certify at the time of such dispute that it does not have a conflict. The following are firms acceptable to the parties: Deloitte, Ernst & Young and PricewaterhouseCoopers (the “Accountants”). To select the firm that will resolve the dispute, the parties shall pick by random selection one of the Accountants. Each party hereby represents and warrants that none of the Accountants has a direct conflict as of the date of this Agreement, although one or more of the Accountants has performed work for Seller and/or Purchaser (or their respective Affiliates) in the past.

(c) Period for Recalculation. Notwithstanding the terms of Section 7.06(a), but subject to the terms of Section 7.01, if at any time within six (6) months following the Closing Date, either party discovers any items which should have been included in the Final Closing Statement but were omitted therefrom, then such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Final Closing Statement. The foregoing limitations and provision for the Final Closing Statement shall not apply to any items which, by their nature, cannot be finally determined within the periods specified, which shall be further adjusted from time to time when they can finally be determined.

7.07 Survival. The provisions of this Article VII shall survive the Closing until fully performed.

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

8.01 Conditions. Seller’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions by the Closing Date, any one or more of which may be waived by Seller in writing.

(a) Purchaser’s Compliance with Obligations. On or before the Closing Date, Purchaser shall have complied with all material Obligations required by this Agreement to be complied with by Purchaser on or prior to Closing.

(b) Truth of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement were true and correct in all material respects when made, and are true and correct in all material respects on the Closing Date except for changes which are not likely to have a material adverse effect on the interest of Seller in the Property or Hotel, and Seller shall have received the Purchaser’s Closing Certificate executed by Purchaser. If the representations and warranties of Purchaser contained in this Agreement are no longer true and correct in all material respects as of Closing due to changes in fact since the date of this Agreement, then Purchaser shall so indicate in the Purchaser’s Closing Certificate provided at Closing.

(c) Purchaser Deliveries. Unless a default by Seller then exists, Purchaser shall have made each delivery required by Section 6.03 above.

(d) Closing Financing. The Closing Financing shall be in place.

(e) Other Agreement. The closing of the transaction contemplated by the Other Agreement shall have occurred concurrently with the closing of the transaction contemplated by this Agreement, unless the failure to so close is due to the fault of Other Seller or the Affiliates of Other Seller.

(f) Restructuring. The closing of the transactions contemplated by the Restructuring will occur immediately after the Closing hereunder, unless the failure to so close is due to the fault of Seller or an Affiliate of Seller.

(g) Consents. To the extent that the consent of any governmental authority or third party is required with respect to the transfer of any Permit, Seller shall have obtained such required consent, or other arrangements reasonably acceptable to Purchaser and Seller will be made to operate pursuant to existing Permits (collectively “Permit Consents”), and the same shall be and remain in full force and effect (provided Purchaser shall use commercially reasonable efforts to cooperate with Seller in connection therewith).

(h) Transaction Consents. Any required consents from the Manager, and waivers from all parties holding any rights of first offer, refusal or similar rights in connection with the transactions contemplated by this Agreement, have been obtained (collectively, “Transaction Consents”).

(i) Preliminary Closing Statement. The Seller has approved the amounts reflected in the Preliminary Closing Statement by the Closing Date, unless the amounts disputed by Seller with respect to such Preliminary Closing Statement are (i) disputed in bad faith, or (ii) in an amount not greater than $1,500,000 in the aggregate, in either which case this condition shall not apply.

ARTICLE IX

CONDITIONS TO PURCHASER’S OBLIGATIONS

9.01 Conditions. Purchaser’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions by the Closing Date, any one or more of which may be waived by Purchaser in writing.

(a) Seller’s Compliance with Obligations. On or before the Closing Date, Seller shall have complied with all material Obligations required by this Agreement to be complied with by Seller on or prior to Closing.

(b) Truth of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement were true and correct in all material respects when made, and are true and correct in all material respects on the Closing Date, except for additions or deletions thereto, or the exhibits referenced therein, that are made in accordance with, or in connection with matters permitted or occurring pursuant to Section 10.01, and except for changes that are not likely to have a material adverse effect on the interest of Purchaser in the Property or Hotel or the value or operation thereof, and Purchaser shall have received the Seller’s Closing Certificate executed by Seller. If the representations and warranties of Seller contained in this Agreement, including the exhibits hereto, are no longer true and correct in all material respects as of Closing due to changes in fact since the date of this Agreement, then Seller shall so indicate in the Seller’s Closing Certificate provided at Closing.

(c) Title Policy. The Title Company shall be irrevocably committed to issue to Owner the Title Policy.

(d) Seller Deliveries. Unless a default by Purchaser then exists, Seller shall have made each delivery required by Section 6.02 above.

(e) Closing Financing. The Closing Financing shall be in place.

(f) Other Agreement. The closing of the transaction contemplated by the Other Agreement shall have occurred concurrently with the closing of the transaction contemplated by this Agreement, unless the failure to so close is due to the fault of Purchaser or an Affiliate of Purchaser.

(g) Restructuring. The closing of the transactions contemplated by the Restructuring will occur immediately after the Closing hereunder, unless, with respect to Section 18.01(b) only, such failure is due to a breach by Purchaser or an Affiliate of Purchaser.

(h) Consents. Seller shall have obtained any Permit Consents, and the same shall be and remain in full force and effect (provided Purchaser shall use commercially reasonable efforts to cooperate with Seller in connection therewith).

(i) Estoppels/Transaction Consents. The Estoppel Certificate has been received from Manager, and any required Transaction Consents have been obtained.

(j) Preliminary Closing Statement. The Purchaser has approved the amounts reflected in the Preliminary Closing Statement by the Closing Date, unless the amounts disputed by Purchaser with respect to such Preliminary Closing Statement are (i) disputed in bad faith, or (ii) in an amount not greater than $1,500,000 in the aggregate, in either which case this condition shall not apply

(k) SHR Change in Control. No “SHR Change in Control” as defined in the Operating Agreement has occurred, nor has any affiliate of Seller executed any definitive purchase agreement, merger agreement or similar definitive agreement which upon consummation of the transactions contemplated thereby will result in an SHR Change of Control.

ARTICLE X

ACTIONS AND OPERATIONS PENDING CLOSING

10.01 Actions and Operations Pending Closing. Seller agrees that at all times prior to the Closing Date:

(a) Subject to conditions beyond Seller’s reasonable control, Seller shall use commercially reasonable efforts to cause Manager to continue to operate, maintain and manage the Hotel in substantially the same manner in which the Hotel was operated, maintained, and managed immediately prior to the execution of this Agreement.

(b) Owner or Operating Lessee may (i) enter into any new Hotel Contract (other than a hotel management agreement) or Space Lease or (ii) cancel, modify, or renew any existing Hotel Contract or Space Lease, in each case, in the ordinary course of business.

(c) Owner or Operating Lessee shall have the right, without notice to or consent of Purchaser, to make Bookings in the ordinary course of business.

(d) Owner or Operating Lessee shall use commercially reasonable efforts to preserve in full force and effect all existing Permits and cause all those expiring to be renewed prior to the Closing Date. If any such Permit shall be suspended or revoked, Seller shall promptly notify Purchaser and shall take all commercially reasonable actions necessary to cause the reinstatement of such Permit.

(e) Owner or Operating Lessee shall use commercially reasonable efforts to maintain and cause Manager to maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage now carried with respect to the Hotel.

ARTICLE XI

CASUALTIES AND TAKINGS

11.01 Casualties.

(a) If any damage to the Property shall occur after the Effective Date and prior to the Closing Date by reason of fire, windstorm, earthquake, hail, explosion or other casualty, and if the cost to repair the Hotel is equal to or greater than Ten Million and No/100 Dollars ($10,000,000.00) as a result of such casualty, Purchaser or Seller may elect to terminate this Agreement by giving written notice to the other within thirty (30) days after such event, but no later than the Closing Date, whereupon the Earnest Money shall be disbursed to Purchaser and all obligations between Seller and Purchaser under this Agreement will terminate except for those that expressly survive termination.

(b) If the cost to repair the Hotel is less than Ten Million and No/100 Dollars ($10,000,000.00) as a result of such casualty, or equal to or greater than such amount and neither party elects to terminate as provided above, then (i) the transactions contemplated hereby shall be consummated; and (ii) Owner shall retain the insurance proceeds and assume responsibility for repair after the Closing (and, notwithstanding the terms and conditions set forth in any other agreement between Seller and Purchaser or their respective Affiliates, Seller and Purchaser shall have no obligation to expend or contribute any amounts in connection with such repair or restoration).

11.02 Takings. If, after the Effective Date and prior to the Closing Date, all or any portion of the Real Property is taken by eminent domain or by an act of governmental authority, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

(a) If a material part of a Real Property is taken, Purchaser or Seller may, within ten (10) Business Days after the giving of Seller’s notice, by written notice to the other party, elect to terminate this Agreement. For purposes of this Section 11.02, a “material” part of the Real Property shall be deemed to have been taken if (i) the Hotel buildings must be reconfigured as a result of such taking; (ii) the taking materially interferes with the present and continuous use and operation of any of the buildings comprising the Real Property or the operation of the business of the Hotel; (iii) the taking causes a material reduction in the size of any of the buildings comprising the Improvements; or (iv) the taking results in the elimination of the sole or any required means of legal ingress and/or egress from the Real Property to public roads, with no immediate, comparable, convenient legal substitute ingress and/or egress being available at a commercially reasonable cost. In the event that Purchaser or Seller shall so elect to terminate this agreement, the Earnest Money shall be disbursed to Purchaser and all obligations between Seller and Purchaser under this Agreement will terminate except for those that expressly survive termination.

(b) If a material part of the Real Property is taken but neither party elects to terminate this Agreement pursuant to paragraph (a) above, or if an immaterial part of the Real Property is taken by an act of governmental authority (i) the transactions contemplated hereby shall be consummated; and (ii) Owner shall retain the award and/or proceeds and assume responsibility for repair after the Closing (and, notwithstanding the terms and conditions set forth in any other agreement between Seller and Purchaser or their respective Affiliates, Seller and Purchaser shall have no obligation to expend or contribute any amounts in connection with such repair or restoration).

ARTICLE XII

EMPLOYEES

12.01 Employees. Purchaser acknowledges, based upon representations by Seller in this Agreement, that all Employees providing services at the Property are currently employed by Manager and that none of said Employees are employed by Seller, Owner, Operating Lessee or any of their respective Affiliates. Seller and Purchaser acknowledge and agree that none of the Employees shall become employees of Purchaser by virtue of the transactions contemplated by this agreement.

12.02 Reserved.

12.03 Claims. Seller and Manager shall be solely responsible for the payment of any final award or judgment rendered, or settlement reached, with respect to any claims, demands, actions or administrative proceedings brought by any of the Employees with respect to matters arising prior to the Closing Date.

12.04 Survival. The provisions of Article XII shall survive the Closing until fully performed.

ARTICLE XIII

NOTICES

13.01 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (each a “Notice”, collectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, or by telefacsimile or e-mail addressed to the party to be so notified as follows:

If to Seller, to:	CIMS Limited Partnership
c/o Strategic Hotels & Resorts
77 West Wacker Drive, Suite 4600
Chicago, Illinois 60601
Attn: General Counsel
Telephone: (312) 658-5000
Telecopy: (312) 658-5799
e-Mail: pmaggio@strategichotels.com

With copies to:	Perkins Coie LLP
131 South Dearborn Street
Suite No. 1700
Chicago, Illinois 60603
Attention: Phillip Gordon
Telephone: (312) 324-8600
Telecopy: (312) 324-9400
e-Mail: pgordon@perkinscoie.com

If to Purchaser, to:	DND Hotel JV Pte Ltd
168 Robinson Road #37-01
Capital Tower,
Singapore 068912
Attention: The Company Secretary
Telephone: (65) 6889-8888
Telecopy: (65) 6889-6878

With copies to:	DND Hotel JV Pte Ltd
c/o GIC Real Estate, Inc.
156 West 56th Street, Suite 1900
New York, New York 10019
Attention: Mr. Ryan Roberts
Telephone: (212) 468-1922
Telecopy: (212) 468-1940

and

Skadden, Arps, Slate Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60606
Attention: Nancy M. Olson
Telephone: (312) 407-0532
Telecopy: (312) 407-8584
e-Mail: nolson@skadden.com

Notice mailed by registered or certified mail shall be deemed received by the addressee three (3) days after mailing thereof. Notice personally delivered shall be deemed received when delivered. Notice mailed by overnight express courier shall be deemed received by the addressee on the next business day after mailing thereof. Notice delivered by e-mail or by telefacsimile transmission shall be effective as of the date of automatic confirmation of receipt thereof by the sending party, properly addressed and sent as provided above provided that any notice by e-mail or telefacsimile transmission shall be accompanied by a copy of such notice to be sent by overnight express courier. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid. Any notice given by the attorney for a party shall be deemed to have been given by such party.

ARTICLE XIV

ADDITIONAL COVENANTS

14.01 Additional Covenants. In addition, the parties agree as follows:

(a) Tax Appeal Proceedings. Seller shall be entitled to receive and retain the proceeds from any tax appeals or protests for tax fiscal years prior to the tax fiscal year in which the Closing Date occurs. In the event an application to reduce real estate taxes is filed for tax fiscal years prior to the Closing, Seller shall be entitled to a reproration of real estate taxes upon receipt of and based upon the reduction. Any pending appeals or protests with respect to the tax fiscal year in which the Closing Date occurs shall continue to be processed, and the net proceeds from any such proceedings, after payment of attorneys’ fees and other costs associated with such process, will be prorated between the parties, when received, as of the Closing Date. The apportionment obligations in this subsection shall survive the Closing. Tax fiscal years refer to the tax years for which taxes accrue, even if payable in a subsequent year.

(b) Reserved.

(c) Survival. The representations, warranties, obligations, covenants, agreements, undertakings, and indemnifications of Seller and Purchaser contained in this Agreement shall survive the Closing only to the extent expressly set forth in this Agreement, provided the parties agree that the terms and conditions of Article II shall survive the Closing.

(d) Publicity. Prior to Closing, all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. Neither party shall act unilaterally in this regard without the prior written approval of the other; however, this approval shall not be unreasonably withheld or delayed, and no planning, coordination or approval shall be required for disclosure required by Legal Requirements or exchange regulations, provided that the party subject to such Legal Requirement or regulation shall provide prior notice to the other party that such disclosure will be made with reasonable opportunity to review such disclosure.

(e) Assignment. Neither all nor any portion of Purchaser’s interest under this Agreement may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise including, without limitation, by a transfer of interest in Purchaser (collectively, a “Transfer”), without the prior written consent of Seller, which consent may be granted or denied in Seller’s sole and absolute discretion, provided Purchaser may assign to an Affiliate of the Government of Singapore Investment Corporation (Realty) Pte Ltd without obtaining such consent. Any attempted Transfer which is restricted herein without Seller’s consent shall be null and void other than as provided herein. No transfer, whether with or without Seller’s consent: (i) shall operate to release Purchaser or alter Purchaser’s primary liability to perform the obligations of Purchaser under this Agreement or (ii) shall cause Seller to incur any cost or other economic detriment in connection with such Transfer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

(f) Business Days. If the Closing Date or any other date described in this Agreement by which one party hereto must give notice to the other party hereto or must fulfill an obligation is a Saturday, Sunday or a day observed by the Federal government or by the State of Illinois government as a legal holiday (all other days a “Business Day”), then such Closing Date or such other date shall be automatically extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

(g) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(h) Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter and vice versa. This Agreement and any related instruments shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts were made and prepared by counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement and all related instruments.

(i) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible .

(j) Time of Essence. Time is of the essence of each and every term, provision and covenant of this Agreement.

(k) Counterparts and Entire Agreement. This Agreement may be executed in any number of counterparts and/or by telefacsimile or pdf signature, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. This Agreement (including all exhibits hereto) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior letters of intent, understandings, or other agreement, whether written or oral, if any, with respect thereto and may not be amended, supplemented or terminated, nor shall any Obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged.

(l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

(m) IRS Reporting Requirements. Seller and Purchaser acknowledge and agree that Section 6045(e) of the Internal Revenue Code of 1986 may require that notice of the sale and purchase described in this Agreement, be provided to the IRS by preparation of and filing with the IRS of IRS Form 1099-B; and further, Seller and Purchaser agree to furnish and provide to the Escrow Company any and all information that the Escrow Company may require in order for the Escrow Company to (a) comply with all instructions to the IRS Form 1099-B in the preparation thereof, and (b) prepare and timely file with the IRS said IRS Form 1099-B with respect to this transaction.

(n) 1031 Exchange. If Seller elects (the “Electing Party”) to conduct a tax free exchange under Section 1031 of the Internal Revenue Code, as amended, then the Purchaser agrees to use commercially reasonable efforts to cooperate (the “Cooperating Party”) with the Electing Party in conducting such tax free exchange under such Section 1031 of the Code relating to this transaction. In the event of such an election, the Electing Party agrees to indemnify, defend and hold the Cooperating Party harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses, including reasonable attorneys’ fees and costs of litigation, that the Cooperating Party may suffer or incur by reason of such exchange. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing Date. The Cooperating Party agrees to use commercially reasonable efforts to cooperate, but at no cost, expense or risk to said Cooperating Party, and use commercially reasonable efforts to take any actions reasonably requested by the Electing Party, to cause such exchange to be consummated and to qualify as a like kind exchange under such Section 1031 of the Code, including, but not limited to, (a) permitting this Agreement to be assigned to a Qualified Intermediary and (b) permitting the Purchaser Property Interest to be conveyed to, or at the direction of, the Qualified Intermediary. In no event, however, shall any such exchange extend, delay or otherwise adversely affect the Closing Date and in no event shall the Cooperating Party be required to take title to any other property in connection with such exchange. Seller will have the right to assign contracts to procure replacement properties and other contracts relating to the exchange to Seller, an Affiliate of Seller, or otherwise. The provisions of this subsection shall survive the Closing.

ARTICLE XV

DISTRIBUTION OF FUNDS AND DOCUMENTS

15.01 Delivery of Purchase Price. At the Closing, Escrow Company shall deliver to, or at the direction of, Seller the Combined Purchase Price determined after taking into account prorations or other charges set forth as the Preliminary Closing Statement that are to be deducted therefrom.

15.02 Other Monetary Disbursements. Escrow Company shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums to which Seller is entitled, all as set forth on the Preliminary Closing Statement and (ii) to Purchaser, or order, all sums to which Purchaser is entitled, all as set forth on the Preliminary Closing Statement.

15.03 Recorded Documents. Escrow Company shall at Closing cause any document that is to be recorded to be recorded with the appropriate county and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was recorded.

15.04 Documents to Seller. Escrow Company shall at the Closing deliver by overnight courier to Seller fully executed counterparts of the closing documents.

15.05 Documents to Purchaser. Escrow Company shall at the Closing deliver by overnight courier to Purchaser, fully executed counterparts of the closing documents.

ARTICLE XVI

ESCROW COMPANY DUTIES AND DISPUTES

16.01 Escrow Company. Seller and Purchaser hereby retain Escrow Company, and Escrow Company agrees to be retained, to act as escrow agent for the purposes set forth in this Agreement. Escrow Company agrees to undertake and perform the obligations and duties provided for in this Agreement. Except for any fee required to set up an interest-bearing account as provided for in Section 16.02 below and any fees or costs specifically allocated to either Seller or Purchaser under the terms of this Agreement, Purchaser and Seller shall equally split the reasonable fees charged by Escrow Company in conjunction with its provision of services as provided herein.

16.02 Escrow Funds. Escrow Company shall deposit the Earnest Money into an interest-bearing account (“Earnest Money Escrow Account”) to be maintained by Escrow Company and Escrow Company agrees to hold, invest and disburse the Earnest Money in accordance with the terms of this Agreement.

16.03 Termination of Escrow. Interest earned on the Earnest Money under this Agreement shall become additional Earnest Money.

16.04 No Third Party Rights. No term or provision of this Article XVI is intended to benefit any person, partnership, corporation or other entity not a party hereto (including, without limitation, any broker), and no such other person, partnership, corporation or entity shall have any right or cause of action hereunder.

16.05 Disputes and Attorneys’ Fees. If either party shall engage the services of counsel for the purpose of enforcing any of the rights or remedies of said party under this Agreement or any closing document (or defend itself in any proceeding brought against it by the other party); or there is any litigation proceeding commenced to enforce any provisions or rights arising herein or under such closing documents, then in addition to any relief to which the prevailing party may be entitled, the non-prevailing party shall pay the prevailing party all reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by the prevailing party, such fees to be reasonably determined by the applicable court. In the event of arbitration, the non-prevailing party in such arbitration shall pay the prevailing party all reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by the prevailing party, such fees to be determined by the applicable arbitrator. In the event that the parties mutually agree on some other form of alternative dispute resolution, each of the parties shall bear its own costs and expenses (including, but not limited to, attorneys’ fees).

16.06 Further Instruments. All parties, promptly upon the request of any other, shall execute and have acknowledged and delivered to the other parties, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions hereof.

16.07 Records and Reports. Escrow Company shall maintain records that accurately reflect all draw requests and withdrawals from the Earnest Money Escrow Account.

16.08 Liability of Escrow Company. The parties agree that the duties of Escrow Company are purely administrative in nature and that Escrow Company shall not be liable for any error of judgment, fact, or law, or any act done or omitted to be done, except for its own gross negligence or willful misconduct. Escrow Company’s determination as to whether (i) an event or condition has occurred, or been met or satisfied; (ii) a provision of this Escrow Agreement has been complied with; or (iii) sufficient evidence of the event or condition of compliance with the provision has been furnished to it, shall not subject it to any claim, liability, or obligation whatsoever, even if it shall be found that such determination was improper or incorrect; provided, only, that Escrow Company shall not have been guilty of gross negligence or willful misconduct in making such determination.

16.09 Resignation by Escrow Company. Escrow Company may resign at any time upon giving the parties hereto thirty (30) days’ prior written notice. In such event, Seller and Purchaser shall mutually select a firm, person or corporation to act as the successor escrow agent. The Escrow Company’s resignation shall not be effective until a successor agrees to act hereunder; provided, however, if no successor is appointed and acting hereunder within thirty (30) days after such notice is given, Escrow Company may pay and deliver the proceeds then held in escrow into a court of competent jurisdiction.

16.10 Receipt of Notice of a Dispute. If, prior to Closing, Escrow Company receives written notice from Purchaser or Seller that a dispute exists with respect to which proceedings have been commenced, Escrow Company shall retain the disputed portion of the Earnest Money, until the first to occur of the following:

(a) Receipt by Escrow Company of a notice signed by Seller and Purchaser stating that the dispute has been resolved, which notice shall contain instructions to Escrow Company with respect to the disbursement or retention of amounts in the Earnest Money Escrow Account; or

(b) Receipt by Escrow Company of a final order of a court of competent jurisdiction resolving the dispute, after which Escrow Company shall comply with the decision of the court with respect to the disbursement or retention of amounts in the Earnest Money Escrow Account.

ARTICLE XVII

DEFAULTS AND REMEDIES

17.01 Seller’s Remedies. IF PURCHASER FAILS TO CONSUMMATE THE PURCHASE OF THE PURCHASER PROPERTY INTEREST IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ITS FAILURE TO TENDER THE COMBINED PURCHASE PRICE THEREFOR, AS DETERMINED BASED UPON THE ADJUSTMENTS AND PRORATIONS PROVIDED FOR HEREIN) FOR ANY REASON EXCEPT (A) THE FAILURE OF ANY CONDITION PRECEDENT TO PURCHASER’S OBLIGATIONS SET FORTH IN ARTICLE IX OR (B) PURCHASER’S TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS (“PURCHASER DEFAULT”), OR A “PURCHASER DEFAULT” AS DEFINED IN THE OTHER AGREEMENT OCCURS, THEN SELLER SHALL BE ENTITLED AS ITS SOLE REMEDY TO TERMINATE THIS AGREEMENT AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER. SELLER AND PURCHASER AGREE THAT THE SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT TO DETERMINE AND THE AMOUNT OF THE EARNEST MONEY IS A FAIR AND REASONABLE ESTIMATE OF THOSE DAMAGES. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF ANY CIVIL CODE SECTION, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO LAW AND ANY APPLICABLE CIVIL CODE SECTIONS. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

Seller’s Initials	Purchaser’s Initials

RTM	PAS/MC

17.02 Purchaser’s Remedies. If Seller fails to perform its Obligations under this Agreement for any reason except the failure of any condition precedent to Seller’s Obligations under this Agreement, then Purchaser’s sole remedies shall be: (a) to terminate this Agreement by giving Seller written notice of such election prior to or at Closing (the “Default Notice”), whereupon the Escrow Company shall promptly return to Purchaser the Earnest Money, and neither party shall have any further obligations, except as may be specifically set forth herein; and provided Purchaser may recover its actual damages from Seller in connection with the breach of this Agreement, and Purchaser may recover the actual damages from Other Seller in connection with the breach of the Other Agreement, in an aggregate amount, in connection with both such agreements, not to exceed the amount of the Earnest Money, or (b) to waive the default and close.

17.03 Surviving Obligations. If, following Closing, either party fails to perform any surviving obligations under this Agreement in any material respect, the non-defaulting party shall be entitled to pursue any right and remedy to which such party is entitled to in equity and at law, subject, however, to the limitations set forth in Section 17.04 hereof.

17.04 Duration and Claims Procedures and Limitations on Certain Obligations. Notwithstanding any provision in this Agreement to the contrary, all representations and warranties contained in Sections 5.01 and 5.02 of this Agreement, as updated pursuant to the Purchaser’s Closing Certificate and the Seller’s Closing Certificate (subject to the terms hereof), respectively (collectively, the “Post Closing Obligations”) shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “Survival Period”) and shall not merge into any of the closing documents; provided, however, that no person, firm, or entity shall have any liability or obligation with respect to any Post Closing Obligations unless on or prior to the date that is 16 months after the Closing Date, the party seeking to assert liability under such Post Closing Obligations shall have notified the other party in writing setting forth in reasonable detail the claim being made and a detailed description and supporting documentation of the claim (such notice being a “Claims Notice”). In the event Purchaser or Seller has actual knowledge on or prior to the Closing that any representation or warranty of the other party is incorrect or of any other claim that could be made after Closing with respect to the Post Closing Obligations (either through such party’s independent investigation or through information and materials provided to such party by the other party) and such party (although not obligated to do so) closes, then such party shall not be permitted to assert a claim for such matters following the Closing Date. All liabilities and obligations under the Post Closing Obligations shall lapse and be of no further force or effect after the last day of the Survival Period, except with respect to any matter contained in a Claims Notice delivered on or prior to the date that is 16 months after the Closing Date. Notwithstanding the foregoing, each party acknowledges and agrees that it shall have no claim under the Post Closing Obligations under this Agreement, and under the “Post Closing Obligations” under the Other Agreement, unless such party’s damages exceed Five Hundred Thousand and No/100 ($500,000.00) Dollars in the aggregate under either or both such agreements, and that the aggregate liability of a party and its Affiliates with respect to any and all claims relating to any Post Closing Obligations under this Agreement, and relating to any “Post Closing Obligations” under the Other Agreement, shall in no event exceed in the aggregate Five Million and No/100 ($5,000,000.00) Dollars, except (i) to the extent arising out of the breaching party’s fraud, or a deliberate and intended misrepresentation that was to the knowledge of the breaching party known to be untrue when made, (ii) the Survival Period limitation on claims will not apply to a breach of the tax representations and warranties set forth in Section 5.01(i), and breaches of such Section 5.01(i) may be claimed even if the liability therefor exceeds the aggregate maximum liability limitation set forth above, and (iii) liability for Post Closing Obligations relating to breaches of the representations and warranties set forth in the second sentence of Section 5.01(z) of this Agreement or the Other Agreement (collectively, “Section 5.01(z) Claims”), will not be included in determining whether the foregoing aggregate Five Million and No/100 ($5,000,000.00) Dollars maximum amount has been reached, provided the aggregate liability with respect to Section 5.01(z) Claims under this Agreement, and relating to any Section 5.01(z) Claims under the Other Agreement, shall in no event exceed the aggregate maximum liability amount of Ten Million and No/100 ($10,000,000.00) Dollars.

17.05 Survival. The provision of this Article XVII shall survive the Closing or termination of this Agreement.

ARTICLE XVIII

POST CLOSING TRANSACTIONS – RESTRUCTURING

18.01 Restructuring. (a) Immediately following the Closing of the transactions contemplated by this Agreement, and by the end of business on the Closing Date (i) Seller shall cause Owner and Operating Lessee to distribute to Seller any Excluded Assets (it being agreed by Purchaser that neither it, nor its Affiliates, shall be entitled to the economic benefit of the Excluded Assets), (ii) Purchaser and Seller shall enter into an amended and restated limited liability company Agreement for Seller Mezz II (“Operating Agreement”) in the form of Exhibit “K” attached hereto, with “Initial Capital Contributions” as defined therein being equal to 49% and 51%, respectively, of Allocated Equity Value, (iii) Seller shall cause Seller Mezz I to form a wholly owned subsidiary that is a single purpose Delaware limited liability company, which does not elect to be taxed as a corporation, with independent directors as reasonably required for securitized financing (“Seller Mezz”), and cause Seller Mezz I to contribute its membership interests in Owner to Seller Mezz, (iv) Seller will cause Seller Mezz I to convert to a Delaware corporation with articles of incorporation and bylaws (the “Charter and Bylaws”) filed and adopted in the form of Exhibit “H” attached hereto (Seller Mezz I as so restructured referred to as “Restructured Parent”), all of the shares of which will initially be held by Seller Mezz II, (v) Seller shall provide Purchaser with a statement certifying that the conversion in (iv) above has taken place, (vi) Seller shall cause Restructured Parent to enter into an asset management agreement with the asset manager thereunder in the form of Exhibit “M” attached hereto, and (vii) Seller shall cause Owner to enter into a TRS lease agreement as landlord with a wholly owned subsidiary limited liability company (“New Operating Lessee”) of Restructured Parent on terms substantially similar to the Operating Lease, which Operating Lease will concurrently be terminated, with rent determined by an independent valuation service such as HVS, and Operating Lessee will concurrently therewith assign and sell all of its assets to New Operating Lessee which will assume all of Operating Lessee’s obligations (all of the foregoing, collectively the “Restructuring”). (b) Purchaser hereby approves all of the foregoing actions and shall execute the Operating Agreement and such other documents, in forms reasonably acceptable to Purchaser, requiring its approval as may be reasonably necessary to implement same.

18.02 Submission of Notice. The purchase of Membership Interests is intended to be treated for U.S. federal income tax purposes as an asset purchase followed by a deemed contribution by Purchaser to Seller Mezz II. At Closing, Purchaser shall submit to Seller Mezz II a notice of non-recognition form. Seller Mezz II shall submit such notice of non-recognition form to the Director, Philadelphia Service Center, Internal Revenue Service by the 20th day after the Closing, together with a cover letter setting forth the name, identifying number, and office address of Seller Mezz II in accordance with Notice 89-57.

18.03 Survival. The provisions of this Article XVIII shall survive the Closing or termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

SELLER:	CIMS LIMITED PARTNERSHIP, an Illinois limited partnership

	By:	SHC Michigan Avenue Holdings, LLC, its general partner

	By:	/s/ Robert T. McAllister
	Name:	Robert T. McAllister
	Title:	Senior Vice President, Tax

PURCHASER:	DND HOTEL JV PTE LTD,
a company formed under the laws of Singapore

	By:	/s/ Michael Carp
	Name:	Michael Carp
	Title:	Authorized Signatory

	By:	/s/ Peter Stanford
	Name:	Peter Stanford
	Title:	Authorized Signatory

OPERATING LESSEE EXECUTES THIS AGREEMENT SOLELY FOR THE PURPOSES SET FORTH IN PROVISIONS OF THIS AGREEMENT THAT IMPOSE OBLIGATIONS ON OPERATING LESSEE, AND AGREES TO BE BOUND THEREBY

DTRS INTERCONTINENTAL CHICAGO, LLC, a Delaware limited liability company

By:	/s/ Robert T. McAllister
Name Printed:	Robert T. McAllister
Title:	Senior Vice President–Tax

CONSENT AND AGREEMENT OF ESCROW COMPANY

The undersigned Escrow Company hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Company under said Agreement and (iii) be bound by said Agreement in the performance of its duties under said Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ James McIntosh
Name:	James McIntosh
Title:	V.P. & Sales Manager
Date of Execution: